Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 18, 2020

among

PALMER SQUARE BDC FUNDING I LLC,
as Borrower

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent

and

BofA SECURITIES, INC.,
as
Sole Lead Arranger and Sole Book Manager

-i-

-ii-

-iii-

-iv-

SCHEDULES

2.01	Commitments and Applicable Percentages
5.15	Taxpayer Identification Number; Other Identifying Information
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C-1	Assignment and Assumption
C-2	Administrative Questionnaire
D-1	Compliance Certificate (Borrower Parent)
D-2	Compliance Certificate (Borrower)
E	U.S. Tax Compliance Certificates
F	Restricted Payments Certificate
G	Foreign Obligor Notice

ANNEXES

A	Advance Rates
B	Eligibility and Portfolio Criteria
C	Definitions Relating to Collateral Assets
D	Special Purpose Entity Requirements
E	Palmer Square Competitors

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 18, 2020, among PALMER SQUARE BDC FUNDING I LLC, a Delaware limited liability company, (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”).

The Borrower has requested that the Lenders provide a revolving credit facility (the “Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment” has the meaning specified in Section 3.03.

“Administrative Agent” has the meaning specified in the Preamble.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Expense Cap” means an aggregate amount of Administrative Expenses paid by the Borrower pursuant to clauses (i) and (ii) of the definition of Administrative Expense not to exceed $100,000 in any calendar year.

“Administrative Expenses” means amounts due or accrued and payable by the Borrower, in an aggregate amount in each case not to exceed the applicable Administrative Expense Cap, (i) first, to the payment of Taxes and governmental fees owing by the Borrower or, so long as the Borrower is disregarded as an entity separate from Borrower Parent, by Borrower Parent in respect of the Borrower’s income or assets, (ii) second, to the Collateral Administrator, any accrued and unpaid fees and expenses (including reasonable fees and expenses of agents, experts and counsel and indemnities) pursuant to the Collateral Administration Agreement and (iii) third, to the Investment Adviser, any accrued and unpaid Management Fees pursuant to the Investment Management Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Advance Rate” means a percentage applicable to each Collateral Asset as specified in Annex A under the caption “Advance Rate”.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this definition, no entity as to which the Investment Adviser provides investment management or advisory services will be deemed an Affiliate of the Investment Adviser solely because the Investment Adviser acts in such capacity.

“Aggregate Assigned Value” has the meaning specified in Annex C.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Principal Balance” means with respect to all or a portion of the Collateral Assets, as of any date, the sum of the Principal Balances for such Collateral Assets.

“Aggregate Unfunded Amount” has the meaning specified in Annex C.

“Aggregate Unfunded Equity Amount” has the meaning specified in Annex C.

“Agreement” means this Credit Agreement.

“Applicable Accounting Standard” means (a) with respect to any Person organized in the United States (or any State thereof), GAAP and (b) with respect to any Person not organized in the United States (or any State thereof), generally accepted accounting principles as in effect from time to time in the applicable jurisdiction, including IFRS.

“Applicable Law” means, as to any Person, all Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender and to any Lender’s status as a Defaulting Lender at the time of such determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” has the meaning specified in the Fee Letter.

“Approved Dealer” has the meaning specified in Annex C.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means a Person that owns and invests on a discretionary basis $25,000,000 or more in securities other than securities of an issuer that controls, is controlled by, or is under common control with, such Person; provided that, in determining whether a Person is an Approved Lender, there shall be deducted from the amount of such Person’s securities the amount of any outstanding indebtedness incurred to acquire the securities owned by such Person.

“Arranger” means Bank of America, an affiliate of BofA Securities, Inc., in its capacity as sole lead arranger and sole book manager.

“Assigned Value” has the meaning specified in Annex C.

“Assigned Value Percentage” has the meaning specified in Annex C.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means, for any fiscal year, the audited consolidated balance sheet of the Borrower Parent for such fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower Parent, including the notes thereto.

“Availability Period” means the period (i) beginning on the later of (A) the Closing Date and (B) the date on which all conditions precedent to the initial Borrowing have been satisfied or waived and (ii) ending on the earlier of (A) any date on which an Event of Default has occurred or (B) the date that is five (5) Business Days prior to the Maturity Date.

“Bank Loan” has the meaning specified in Annex C.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for Dollars.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the Preamble.

“Borrower Certification” means with respect to any request for a Loan or any release of funds or substitution of assets with respect to the Collateral Account or the Collection Account, a certification of the Investment Adviser on behalf of the Borrower (which, for the avoidance of doubt, shall be deemed to be made in the case of a substitution) stating that after giving effect to such Loan, release of funds or substitution: (A) (i) no Borrowing Base Deficiency will exist, and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination; and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset or to fund a commitment on a Revolving Loan or Delayed Drawdown Loan, no Borrowing Base Deficiency would exist after giving effect to such purchase or funding on a pro forma basis.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parent” means Palmer Square Capital BDC Inc., a Maryland corporation.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” has the meaning specified in Annex C.

“Borrowing Base Deficiency” has the meaning specified in Annex C.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located (which is initially North Carolina) and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Cash” means any funds denominated in Dollars as at the time shall be legal tender for payment of all public and private debts.

“Cash Equivalents” has the meaning specified in Annex C.

“Change in Control” means the occurrence of any of the following: (a) the Borrower Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, (b) any change of Control of the Investment Adviser or (c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower or the Borrower Parent.

“Change in Investment Adviser” means: the Investment Adviser (i) ceases to be responsible for the day-to-day management of the Borrower or Borrower Parent, including, without limitation, ceasing to be substantially involved in directing the investment decisions of the Borrower or the Borrower Parent; (ii) changes its investment management arrangements with Borrower Parent such that Investment Adviser ceases to be an affiliate of Borrower Parent by virtue of such arrangements, including without limitation by merger or consolidation or sale or transfer of all or substantially all of its business to any individual or entity; or (iii) becomes bankrupt or insolvent; a bankruptcy, reorganization, insolvency or similar proceeding involving the Investment Adviser or its property is commenced or preliminary steps are taken towards such end; or the Investment Adviser admits its inability to pay its debts as they become due.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date as of which each of this Agreement, the Security Agreement and the Fee Letter (if any) have been executed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement; provided that, notwithstanding anything to the contrary contained herein or in any Loan Document, in no event shall “Collateral” include any Excluded Amounts.

“Collateral Account” has the meaning specified in the Collateral Administration Agreement.

“Collateral Administration Agreement” means the Collateral Administration Agreement between the Administrative Agent, the Borrower and the Collateral Administrator, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

“Collateral Administrator” means U.S. Bank National Association and any successor thereto as collateral administrator under the Collateral Administration Agreement.

“Collateral Asset” has the meaning specified in Annex C.

“Collateral Asset Trigger Event” has the meaning specified in Annex C.

“Collection Account” has the meaning specified in the Collateral Administration Agreement.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed (a) the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with Section 2.04 and Section 2.14 and (b) after the end of the Availability Period, such Outstanding Amount of the Loans made by such Lender.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commitment Fee Rate” has the meaning specified in the Fee Letter.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.

“Covered Party” has the meaning specified in Section 10.23.

“Credit Trigger” means any of the following: (i) a Regulatory Event with respect to Borrower Parent, Investment Adviser or any officer of any of the foregoing that is primarily responsible for the management of the Collateral, (ii) a Change in Investment Adviser or (iii) any Change in Control shall occur.

“Current Market Price” has the meaning specified in Annex C.

“Current Market Value” has the meaning specified in Annex C.

“Current Market Value Percentage” has the meaning specified in Annex C.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Borrowing, 2.00% plus the applicable Interest Rate.

“Defaulted Obligation” has the meaning specified in Annex C.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (in consultation with the Borrower) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Drawdown Loan” has the meaning specified in Annex C.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discretionary Sale” has the meaning specified in Section 2.13.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Foreign Loan” has the meaning specified in Annex C.

“Disqualified Participation” means any Bank Loan that is a Participation Interest as of any date that is more than 90 days after the date of acquisition of such Participation Interest by the Borrower under the Sale Agreement.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(v).

“Distressed Exchange Offer” has the meaning specified in Annex C.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Eligibility Criteria” has the meaning specified in Part 1 of Annex B.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral Asset” has the meaning specified in Annex C.

“Eligible Collateral Asset Information” has the meaning specified in the Collateral Administration Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, other equity securities or equity instruments of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with, or treated as a single employer together with, the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Eurocurrency Rate” means LIBOR; provided that, if the Eurocurrency Rate shall be less than zero, the Eurocurrency Rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Collateral Asset included as part of the Collateral, which amount is attributable to the payment of any Taxes, fees or other charges imposed by any governmental authority on such Collateral Asset or on any underlying asset securing such Collateral Asset, (b) any amount received in the Collection Account (or other applicable account) representing (i) any escrows relating to Taxes in connection with Collateral Assets which are held in an escrow account for the benefit of the obligor and the applicable secured party pursuant to escrow arrangements under a Collateral Asset Document and (ii) any interest or fees (including origination, agency, structuring, management or other upfront fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Asset, (c) any amount deposited into the Collection Account with respect to any Collateral Asset after such Collateral Asset has been included in a Permitted Refinancing Transaction and (d) any amount deposited into the Unfunded Exposure Account, the Collateral Account or the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” has the meaning specified in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing (including any legislation, rules or practices adopted pursuant to such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided  further that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means any fee letter agreement between the Borrower and the Administrative Agent.

“First Lien Bank Loan” has the meaning specified in Annex C.

“First Unused Amount” has the meaning specified in the Fee Letter.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Loan” has the meaning specified in Annex C.

“Foreign Obligor Notice” means a notice substantially in the form of Exhibit G hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“ICR Determination Date” means the fifth (5th) Business Day prior to the end of each ICR Determination Period.

“ICR Determination Period” means in relation to any ICR Determination Date the fixed quarterly periods ending on March 31st, June 30th, September 30th and December 31st of each year, commencing on September 30, 2020.

“IFRS” means international financial reporting standards applicable to private enterprises in the applicable jurisdiction, which are applicable to the circumstances as of any day.

“Impacted Loans” has the meaning specified in Section 3.03.

“Indebtedness” means with respect to any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (ii) all Synthetic Lease Obligations of such Person and obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, letters of credit, bank guaranties, surety bonds and similar instruments, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (v) all indebtedness, obligations or liabilities of that Person in respect of derivatives; (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (vii) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (i) through (vii), but expressly excluding any obligation of such Person to fund any Collateral Asset constituting a Revolving Loan or a Delayed Drawdown Loan.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Purchase Price” has the meaning specified in Annex C.

“Initial Value” has the meaning specified in Annex C.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any Debtor Relief Law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; (b) the commencement by such Person of a voluntary case under any Debtor Relief Law, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing; or (c) the passing of a resolution for such Person to be wound up on a voluntary basis.

“Interest Coverage Ratio” means the ratio of (a) all Interest Proceeds received by the Borrower with respect to Collateral Assets and with respect to any interest earned with respect to amounts in Controlled Accounts during an ICR Determination Period divided by (b) the sum of all interest paid on the Loans during the ICR Determination Period (excluding such interest already included in a prior ICR Determination Date as interest accrued), all interest accrued and unpaid on Loans prior to the end of the ICR Determination Period and all Commitment Fees that have accrued during such ICR Determination Period. If the Interest Coverage Ratio is determined for any purpose under this Agreement on a prospective rather than retrospective basis, clause (a) shall additionally include Interest Proceeds reasonably expected to be received during the relevant prospective ICR Determination Period.

“Interest Coverage Test” means a test satisfied if, as of any ICR Determination Date, the Interest Coverage Ratio is at least 150%.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or three months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interest Proceeds” means amounts received by the Borrower with respect to the Collateral Assets representing:

(i) all cash payments of interest in respect of all Collateral Assets (including proceeds of a sale which constitutes accrued or unpaid interest and any amounts received by the Borrower by way of gross-up in respect of such interest), but excluding any deferred and capitalized interest (in the case of deferred interest only until it is received);

(ii) amendment and waiver fees, delayed compensation, late payment fees, commitment fees and all other fees and commissions received in connection with any Collateral Asset; and

(iii) any other amounts of an income nature.

“Interest Proceeds Account” shall have the meaning specified in the Collateral Administration Agreement.

“Interest Proceeds Test” means a test satisfied if the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) exceeds the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collection Account (after giving effect to the contemplated distribution on a pro forma basis and excluding Excluded Amounts) and (ii) 115%.

“Interest Rate” means (i) with respect to any Eurocurrency Rate Loan, a rate per annum equal to the applicable Eurocurrency Rate plus the Applicable Rate and (ii) with respect to any Base Rate Loan, a rate per annum equal to the Base Rate plus the Applicable Rate.

“Investment Adviser” means Palmer Square BDC Advisor LLC.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Agreement” means the Investment Management Agreement dated as of even date herewith between the Investment Adviser and the Borrower.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

“Lenders” has the meaning specified in the Preamble.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” means, on any date of determination, with respect to any Loans, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for Dollars at approximately 11:00 a.m. (London time) on the Rate Determination Date with a term equivalent to the Interest Period or, if no rate is available for the term equivalent to the Interest Period, LIBOR will be determined by interpolating linearly between the rate for the next shorter term for which rates are available and the rate for the next longer term for which rates are available (all such interpolated rates will be rounded to five decimal places).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Security Agreement, the Collateral Administration Agreement, each Assignment and Assumption, the Investment Management Agreement, the Sale Agreement, each Note and the Fee Letter (if any).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Make-Whole Fee End Date” has the meaning specified in the Fee Letter.

“Make-Whole Fee Rate” has the meaning specified in the Fee Letter.

“Management Fee” has the meaning specified in the Investment Management Agreement.

“Markit” has the meaning specified in Annex C.

“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on (a) the financial condition or operations of the Borrower, (b) the legality, validity or enforceability of any of the Loan Documents, (c) the right or ability of the Borrower to perform any of its obligations under any of the Loan Documents or (d) the rights or remedies of the Lender under any of the Loan Documents or of the Borrower under any material portion of the Collateral Assets (as determined by the Administrative Agent in its reasonable discretion).

“Material Modification” has the meaning specified in Annex C.

“Maturity Date” means the third anniversary of the Closing Date; provided that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.

“Moody’s” has the meaning specified in Annex C.

“Moody’s Rating” has the meaning specified in Annex C.

“Net Asset Value” means an amount equal to the excess of (i) (A) the aggregate of the Assigned Values of the Collateral Assets other than Cash and Cash Equivalents plus (B) the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount) or the Collection Account (in each case, excluding the Excluded Amounts) over (ii) the sum of the Total Outstandings, the Aggregate Unfunded Equity Amount and other liabilities of the Borrower.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Assets” has the meaning specified in Annex C.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, Interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” has the meaning specified in Annex C.

“Organization Documents” means, (a) with respect to any company, exempted company or corporation, the charter or certificate or articles of incorporation, certificate of incorporation on change of name (if any), the bylaws and/or memorandum and articles of association (as applicable) (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Palmer Square Competitor” means each entity specified in Annex E.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) the Borrower Parent is the lender on the subject loan, (ii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iii) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (iv) the entire purchase price for such participation is paid in full at the time of its acquisition, and (v) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“PATRIOT Act” shall have the meaning specified in Section 10.18.

“Payment in Full” means, with respect to the Obligations, termination of all Commitments hereunder and payment in full of all of the Obligations, other than any contingent reimbursement and indemnification obligations which are unknown, unmatured and for which no claim has been made.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with the Applicable Accounting Standard have been provided on the books of such Person, (b) Liens imposed by Laws, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens in favor of the Administrative Agent or any Lender granted pursuant to or by any Loan Document, (d) a Permitted Collateral Administrator Lien (as defined in the Collateral Administration Agreement), (e) with respect to agented Collateral Assets, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such obligor under the related Collateral Asset, (f) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing and (g) Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account.

“Permitted Uses” means (i) the purchase of Collateral Assets, (ii) the payment of taxes and governmental fees owing by or in respect of the Borrower, including to maintain its corporate existence, (iii) to the payment of any Administrative Expenses, (iv) solely with respect to the initial Borrowing and subsequent increases to the Aggregate Commitments under this Agreement, the payment of any amounts due under the Fee Letter and (v) the satisfaction of any unfunded commitment on a Revolving Loan or Delayed Drawdown Loan.

“Permitted Refinancing Transaction” means a release of Collateral Assets and the underlying collateral securing such Collateral Assets with respect thereto from the Lien of this Agreement in connection with a refinancing (which may take the form of a sale) of all or a material portion of this credit facility in connection with any transaction which the Borrower has entered into with the consent of the Administrative Agent.

“Permitted Refinancing Transaction Date” means the date on which a Permitted Refinancing Transaction occurs.

“Person” means any natural person, exempted company, corporation, limited liability company, trust, joint venture, association, company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to the fiduciary responsibility provisions of Part 4 of Subpart B of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) to which Section 4975 of the Code applies, or (iii) non-US, church or governmental plan subject to non-US, federal, state or local laws, rules or regulations substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Platform” has the meaning specified in Section 6.02.

“Portfolio Criteria” means the criteria set forth in Part 2 of Annex B.

“Pricing Source” has the meaning specified in Annex C.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change; provided, that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Principal Balance” has the meaning specified in Annex C.

“Principal Proceeds” means amounts received by the Borrower with respect to a Collateral Asset that do not constitute Interest Proceeds.

“Principal Proceeds Account” shall have the meaning specified in the Collateral Administration Agreement.

“Principal Proceeds Test” means a test satisfied if the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) exceeds the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collection Account (after giving effect to the contemplated distribution on a pro forma basis and excluding Excluded Amounts) and (ii) 120%.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.23.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Regulatory Event” means with respect to any Person (i) the issuance to such Person of an injunction or administrative order to cease and desist from causing any material violations, including, without limitation, any future violations of securities laws; (ii) suspension of such Person from association with any broker or dealer, investment company or investment adviser for a period of one year or more; (iii) the finding by a court or regulator, including a self-regulatory organization, that such Person made a material misstatement or material omission, with respect to capital raising and/or asset management activities conducted by such Person; or (iv) the criminal indictment of such Person with respect to a felony unless such indictment relates to the conduct of no more than two officers or employees of a corporate Person and such Person removes any responsibility for the management of the Collateral from such officers or employees of such Person within 30 days of such indictment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Required Lenders” means, at any time, (i) the Administrative Agent and (ii) the Lenders having Commitments representing more than 50% of the Aggregate Commitments of all Lenders. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Ratings” has the meaning specified in Annex C.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Responsible Officer” means with respect to (a) the Borrower, any director or officer or any other Person who is authorized to act for the Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower or the Investment Adviser so designated by any of the foregoing officers in a notice to the Administrative Agent and (b) the Collateral Administrator, any officer, employee or agent of the Collateral Administrator who is involved in the day to day administration of the duties of the Collateral Administrator under the Collateral Administration Agreement or is authorized to act for the Collateral Administrator in matters relating to, and binding upon, the Collateral Administrator with respect to the subject matter of the request, order or certificate in question, in each case relating to the Collateral Administration Agreement. Any document delivered hereunder or under the Collateral Administration Agreement that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof). For the avoidance of doubt, payments and reimbursements of the Excluded Amounts shall not constitute Restricted Payments.

“Restricted Payments Certificate” means a certificate substantially in the form of Exhibit F.

“Revolving Loan” has the meaning specified in Annex C.

“S&P” has the meaning specified in Annex C.

“S&P Rating” has the meaning specified in Annex C.

“Sale Agreement” means the Sale Agreement dated as of even date herewith, among Borrower and the Borrower Parent.

“Same Day Funds” means immediately available funds in Dollars.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Bank Loan” has the meaning specified in Annex C.

“Second Unused Amount” has the meaning specified in the Fee Letter.

“Secured Parties” means the Lenders and the Administrative Agent.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement between the Administrative Agent and the Borrower, dated as of even date herewith.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Special Purpose Entity Requirements” means the obligations of the Borrower to comply with the provisions set forth in Annex D.

“Special Situation Asset” has the meaning specified in Annex C.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Stale Participation” means any Bank Loan that is a Participation Interest as of any date that is more than 60 days and fewer than 91 days after the date of acquisition of such Participation Interest by the Borrower under the Sale Agreement.

“Structured Finance Security” has the meaning specified in Annex C.

“Successor Rate” has the meaning specified in Section 3.03(c).

“Successor Rate Conforming Changes” means, with respect to any proposed Successor Rate, any conforming changes to the definitions of “Base Rate”, “Interest Period”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be determined by the Administrative Agent, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in consultation with the Borrower that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).

“Supported QFC” has the meaning specified in Section 10.23.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” has the meaning specified in the Security Agreement.

“Unfunded Exposure Account” has the meaning specified in the Collateral Administration Agreement.

“Unfunded Exposure Amount” has the meaning specified in Annex C.

“Unfunded Exposure Equity Amount” has the meaning specified in Annex C.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Special Resolution Regimes” has the meaning specified in Section 10.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Collateral Asset Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) with respect to the Borrower, the Borrower Parent or the Investment Adviser, any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, the Applicable Accounting Standard applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Business Day Convention.

Unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

Section 1.07 Interest.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, unavailability or discontinuation of the rates in the definition of “Eurocurrency Rate” or the administration or submission of any rate that is an alternative or replacement for or successor to any Eurocurrency Rate or Successor Rate or of any Successor Rate Conforming Changes.

Section 1.08 Event of Default.

Any Event of Default that has occurred shall be deemed to be continuing unless waived in accordance with the terms hereof, or the Administrative Agent otherwise agrees that such Event of Default shall no longer be continuing.

ARTICLE II
the COMMITMENTS and BORROWINGs

Section 2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount and excluding Excluded Amounts) and (B) zero) shall not exceed the Aggregate Commitments and (ii) the Outstanding Amount of the Loans made by any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and Collateral Administrator, which may be given in writing, including via email. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (x) one Business Day prior to the requested date of any Borrowing of, conversion to or continuation of any Eurocurrency Rate Loans and (y) on the Business Day of any Borrowing of, conversion to or continuation of any Base Rate Loan. Each written notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the amount of the unused portion of the Commitments. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or in the amount of the unused portion of the Commitments. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or continued or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided that, notwithstanding anything to the contrary herein, the Borrower may make such specifications of the Type or Types of Loans in the form of standing instructions. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) in the case of a Eurocurrency Rate Loan, 1:00 p.m. on the Business Day specified in the applicable Loan Notice and (ii) in the case of a Base Rate Loan, 5:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Default or an Event of Default, no Loans may be converted to Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall provide prompt written notice to the Borrower and the Lenders (with a copy to the Collateral Administrator) of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

Section 2.03 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable and specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing will not be consummated or will otherwise be delayed.

(b) If the Administrative Agent notifies the Borrower at any time that a Borrowing Base Deficiency exists at such time, then the Borrower shall (i) give notice to the Administrative Agent and Lenders via electronic mail or facsimile of its intent to cure any Borrowing Base Deficiency by 3:00 p.m. on the Business Day following the delivery of notice from the Administrative Agent of such Borrowing Base Deficiency (unless Borrower has actually cured such Borrowing Base Deficiency by such time) and (ii) either (x) cure any Borrowing Base Deficiency by 3:00 p.m. on the third Business Day following the date on which the Borrowing Base Deficiency arose or (y) no more than 3 times in any rolling 12-month period, (1) provide evidence to the Administrative Agent, which is reasonably satisfactory to the Administrative Agent, that the Borrower has issued a capital call in order to cure any Borrowing Base Deficiency by 3:00 p.m. on the second Business Day following the delivery of notice from the Administrative Agent of such Borrowing Base Deficiency and (2) cure any Borrowing Base Deficiency by 3:00 p.m. on the 10th Business Day following the date on which the Administrative Agent sent notice to the Borrower that a Borrowing Base Deficiency arose, in each case by either (A) repaying outstanding Loans, selling Collateral Assets and depositing the proceeds of such sale into the Collection Account or transferring additional Eligible Collateral Assets, Cash or Cash Equivalents to the Collateral Account, the Collection Account or the Unfunded Exposure Account, as applicable, so that the Borrowing Base Deficiency will thereupon be cured or (B) delivering to the Administrative Agent a written report showing a projected cure of such Borrowing Base Deficiency based on actions described in clause (A), if any, and pending purchases and sales of Collateral Assets, which report shall (1) be reasonably satisfactory to the Administrative Agent, (2) give effect to all committed purchases of Collateral Assets and other financial assets by the Borrower and account in a manner satisfactory to the Administrative Agent for any change in the market value of any such Collateral Asset and (3) give effect to sales of Collateral Assets only if such sales are to Approved Dealers and the Borrower reasonably expects such sales to be settled within 30 days of the Borrower’s commitment to such sale.

(c) Any prepayment of any Loan shall be accompanied by all accrued and unpaid interest, amounts owing under Section 2.06 in respect of the amount prepaid and in the case of any Eurocurrency Rate Loan any additional amounts required pursuant to Section 3.05.

Section 2.04 Termination or Reduction of Commitments.

The Borrower may, at its discretion on any date, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least $1,000,000 or, if less, the entire Aggregate Commitments and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount and excluding Excluded Amounts) and (B) zero) would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Commitments, which refinancing will not be consummated or will otherwise be delayed.

Section 2.05 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to the Borrower outstanding on such date and shall repay Loans as provided in Section 2.04.

Section 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b) below, each Loan shall bear interest on the Outstanding Amount thereof from the applicable Borrowing date at a rate per annum equal to the applicable Interest Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is cured or waived.

(iii) Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07 Fees.

(a) Commitment Fee. Subject to Section 2.12(a)(iii), the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to (i) the sum of (A)(1) the actual daily First Unused Amount times (2) the applicable Commitment Fee Rate and (B)(1) the actual daily Second Unused Amount times (2) the applicable Commitment Fee Rate divided by (ii) 360. The Commitment Fee shall accrue from and including the Closing Date to but excluding the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) Make-whole Fee. Subject to Section 2.12(a)(iii), if the Aggregate Commitments are terminated in whole or in part pursuant to Section 2.04 prior to the Make-Whole Fee End Date, then Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee equal to the present value in Dollars of all future amounts that would have been payable in respect of the Aggregate Commitments (or terminated portion thereof) during the period from the termination date through the Maturity Date assuming that the Outstanding Amount is equal to the Aggregate Commitments (or terminated portion thereof), the Applicable Rate is equal to the Make-Whole Fee Rate and the Eurocurrency Rate is zero; provided that no Make-Whole Fee shall be due and payable in the event of a termination in connection with the occurrence of any of the following: (A) a Permitted Refinancing Transaction, (B) the inability to determine a Successor Rate by the Scheduled Unavailability Date or if the utilization of the Eurocurrency Rate shall be suspended pursuant to Section 3.03 hereof for greater than ten Business Days or (C) the Administrative Agent or any Lender has sought reimbursement or indemnity under Section 3.01, Section 3.04, Section 3.05, and Section 10.04(b).

(c) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the written request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

Section 2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower to the Lenders and the Administrative Agent shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall have the right to use amounts standing to the credit of the Collection Account to make any such required payments. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Maturity Date without giving effect to the proviso in the definition of such term.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender that is not Bank of America or an Affiliate thereof has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on written demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on written demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro  rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) or Section 2.07(b) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto in writing, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.13 Discretionary Sales.

The Borrower shall have the right to sell all or a portion (including, for the avoidance of doubt, pursuant to participation agreements or other agreements to effectuate assignments following an initial transfer of a participation interest or other portion of a Collateral Asset) of the Collateral Assets (each, a “Discretionary Sale”), subject to the following terms and conditions:

(a) Immediately after giving effect to such Discretionary Sale:

(i) no Borrowing Base Deficiency Amount exists or would occur as a result of such Discretionary Sale; provided that the Borrower may sell Collateral Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Default arising therefrom) in accordance with Section 2.03(b);

(ii) no Default or Event of Default shall have occurred and be continuing; and

(iii) on the date of such Discretionary Sale, all proceeds from such Discretionary Sale (x) will be deposited directly into the Collection Account and (y) with respect to any sold Collateral Asset, will be in Dollars.

(b) In connection with any Discretionary Sale, following deposit of all proceeds from such Discretionary Sale into the Collection Account, the Administrative Agent shall be deemed to release and transfer to the Borrower all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and related Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of the Security Agreement.

(c) Notwithstanding anything to the contrary in this Section 2.13, the Borrower is at all times permitted to sell any Collateral Asset to an Approved Dealer in order to cure any Borrowing Base Deficiency in accordance with Section 2.03(b) so long as no Default or Event of Default would otherwise occur or be continuing after giving effect thereto.

Section 2.14 Increase of Aggregate Commitments.

The Borrower may, with the prior written consent of the Administrative Agent and each Lender (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lenders (pro rata), (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender, in each case which shall increase the Aggregate Commitments by the amount of the Commitment of each such existing or additional Lender; provided that such increase does not cause the Aggregate Commitments to exceed $500,000,000; provided further that, notwithstanding the foregoing or anything to the contrary contained in any Loan Document, so long as no Borrowing Base Deficiency exists and no Default or Event of Default has occurred and is continuing, the Commitments of the existing Lenders shall be increased (pro rata) on the one-month anniversary of the Closing Date such that the Aggregate Commitments equal to $400,000,000.

Section 2.15 Permitted Refinancing Transactions.

(a) On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans then outstanding and require the Administrative Agent to release its security interest and Lien on the related Collateral Assets and underlying assets securing such Collateral Assets in connection with a Permitted Refinancing Transaction, subject to the following terms and conditions:

(i) the Borrower shall have given the Administrative Agent (with a copy to the Collateral Administrator) at least three (3) Business Days’ prior written notice of its intent to effect a Permitted Refinancing Transaction and shall provide the Administrative Agent with all information reasonably required by it to release the related Lien;

(ii) the Investment Adviser shall deliver to the Administrative Agent an updated Borrower Certification, together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the related Permitted Refinancing Transaction Date to effect such Permitted Refinancing Transaction in accordance with this Agreement, which funds may come from the proceeds of sales of the Collateral Assets and related Collateral in connection with such Permitted Refinancing Transaction;

(iii) on the related Permitted Refinancing Transaction Date, the Borrower shall provide a certificate to the Administrative Agent representing that, on a pro forma basis after giving effect to such Permitted Refinancing Transaction, (x) no Default or Event of Default shall have occurred and be continuing and (y) no Borrowing Base Deficiency exists; and

(iv) on the date of such Permitted Refinancing Transaction, all proceeds payable to the Borrower from such Permitted Refinancing Transaction (net of reasonable expenses incurred in connection with such Permitted Refinancing Transaction) will be deposited directly into the Collection Account.

(b) In connection with any Permitted Refinancing Transaction, following deposit of the net proceeds from such Permitted Refinancing Transaction into the Collection Account, the Administrative Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and underlying asset(s) securing such Collateral Asset(s) subject to such Permitted Refinancing Transaction and such portion of the Collateral subject to such Permitted Refinancing Transaction shall be released from the Lien of the Security Agreement.

(c) The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees, charges and disbursements and out-of-pocket expenses of counsel for each of the Administrative Agent and the Collateral Administrator in connection with any Permitted Refinancing Transaction (including, but not limited to, reasonable and documented out-of-pocket expenses incurred in connection with the release of the Lien of the Administrative Agent, on behalf of the Secured Parties, in the Collateral in connection with such Permitted Refinancing Transaction).

(d) In connection with any Permitted Refinancing Transaction, the Administrative Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Permitted Refinancing Transaction to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Taxes from any payment under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law and if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent within 10 days after written demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B) or (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing,

(A) any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Borrower shall deliver to the Administrative Agent on or prior to the Closing Date an executed copy of IRS Form W-9 of the Borrower or so long as Borrower is an entity that is treated as disregarded from the Borrower Parent, the Borrower Parent. If such form becomes obsolete or inaccurate in any respect, the Borrower shall update such form or promptly notify the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted after the date of this Agreement that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and any amounts due pursuant to Section 3.05.

Section 3.03 Inability to Determine Rates.

(a) If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan and the circumstances described in Section 3.03(c)(i) do not apply, (in each case with respect to clause (i) above, “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders reasonably determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in Dollars shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, which it shall do promptly upon the cessation of the events giving rise to such suspension. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in Dollars (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and all Eurocurrency Rate Loans outstanding shall immediately be converted into Base Rate Loans.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) this Section 3.03, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable Eurocurrency Rate or LIBOR shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or existing syndicated loans that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace any applicable Eurocurrency Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Eurocurrency Rate with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “Successor Rate”). Notwithstanding anything to the contrary in Section 10.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace the Eurocurrency Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace the Eurocurrency Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent in consultation with the Borrower will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

Section 3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon the written request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered; provided that such amount or amounts shall be no greater than that which such Lender is generally claiming from its other borrowers similarly situated to the Borrower, as reasonably evidenced to the Borrower at the time such amount is requested. Notwithstanding anything to the contrary in this Section 3.04, the Borrower shall not be required to compensate any Lender pursuant to this Section 3.04 for any amounts incurred more than 180-days prior to the date that such Lender notifies the Borrower of such affected Person’s intention to claim compensation therefor, except that if the event giving rise to such request for compensation is retroactive, then such 180-day period will be extended to include the period of the retroactive effect thereof.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, including a summary of the calculation thereof, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01 and this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof); provided further that such Lender at that time has a general policy of demanding the same type of compensation from similarly situated counterparties.

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender which written notice will include the amount of such interest or costs, the methodology for the calculation and the calculation thereof. If a Lender fails to give written notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such written notice.

Section 3.05 Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower unless such written notice is rescinded in accordance with the terms hereof; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a written notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender gives a written notice pursuant to Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival.

All obligations of the Borrower under this Article III shall survive the Payment in Full of the Obligations and the resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGs

Section 4.01 Conditions of Initial Borrowing.

The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals, to the extent applicable) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Persons, each dated the Closing Date (or, in the case of certificates of governmental officials, a reasonably recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of the Loan Documents;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower, the Borrower Parent and the Investment Adviser as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower, the Borrower Parent and the Investment Adviser is duly organized, incorporated or registered, as applicable, and that each of the Borrower, the Borrower Parent and the Investment Adviser is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, incorporation or registration;

(v) a favorable opinion of Dechert LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower, the Borrower Parent, the Investment Adviser and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) a certificate of a Responsible Officer of each of the Borrower, the Borrower Parent and the Investment Adviser either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) evidence satisfactory to the Administrative Agent in its sole discretion that the Net Asset Value of Borrower is at least equal to $10,000,000;

(ix) evidence satisfactory to the Administrative Agent in its sole discretion that since the date of the most recent Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date that have been invoiced shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, charges and disbursements of outside counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); provided, however, that such fees, charges and disbursements shall only be due and payable to the extent provided pursuant to Section 10.04.

(d) The representations and warranties of the Borrower, Borrower Parent and the Investment Adviser contained in each Loan Document, or which are contained in any document (including the Beneficial Ownership Certification) furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date.

(e) No Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(f) The Administrative Agent and the Lenders shall have a valid and perfected first-priority lien and security interest in the Collateral, all filings (including all UCC financing statements and similar filings contemplated by the Security Agreement and the Sale Agreement, including all back-up filings in relation to Collateral Assets sold thereunder), recordations and searches necessary or desirable in connection with the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all Applicable Laws.

(g) All governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the Borrowing shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Lender making the Borrowing.

(h) The initial Lender shall have received and reviewed all financial statements required to be delivered under Section 6.01 and, in each case, such financial statements shall be satisfactory to the initial Lender in its sole discretion.

(i) Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(j) If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower, the Borrower Parent and the Investment Adviser contained in each Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (in all material respects, or as so qualified, as applicable) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent and Collateral Administrator shall have received a Loan Notice in accordance with the requirements hereof, which shall include a Borrower Certification.

(d) No Borrowing Base Deficiency shall exist on the date of such Borrowing or would arise after giving effect to the relevant Borrowing.

(e) For the avoidance of doubt, after giving effect to the proposed Borrowing, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount and excluding Excluded Amounts) and (B) zero) would not exceed the Aggregate Commitments.

(f) The Borrower and Borrower Parent have complied with all Special Purpose Entity Requirements.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Closing Date, each Borrowing Date, and each other date provided under this Agreement or the other Loan Documents on which such representations and warranties are required to be (or deemed to be) made (unless such representation is only made as of a specific date set forth below):

Section 5.01 Existence, Qualification and Power. The Borrower (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of the Borrower’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate in any material respect any Applicable Law.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, other than such as have been met or obtained and are in full force and effect.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered, and when executed and delivered by the other parties thereto, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Borrower Parent dated as of the most recent fiscal quarter of Borrower Parent, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the most recently delivered Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no material actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues.

Section 5.07 No Default. The Borrower has no Contractual Obligations other than (A) pursuant to (i) the Loan Documents, (ii) the Investment Management Agreement, (iii) the Sale Agreement, (iv) the ownership, purchase or sale of Collateral Assets and other financial assets as permitted under the Loan Documents, or, in each case, Contractual Obligations that are incidental thereto, and (v) agreements of service providers to it entered into in the ordinary course of business, and (B) as indicated in Schedule 5.07 (as such Schedule may be updated from time to time by written agreement of the Borrower and the Administrative Agent). The Borrower is not in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Liens and Indebtedness. The property of the Borrower is subject to no Liens other than Permitted Liens. The Borrower has no Indebtedness other than the Indebtedness created or permitted under the Loan Documents, including expenses payable in the ordinary course of business, obligations under its Organization Documents or pursuant to customary indemnification, expense reimbursement and similar provisions under the Collateral Asset Documents related to the Collateral Assets. The Borrower is not a party to any outstanding agreement or contract other than the Loan Documents and the documents related thereto or contemplated thereby, and the Contractual Obligations described in Section 5.07, and the Borrower has no actual or contingent liabilities in respect of any agreements or contracts to which the Borrower has previously been a party but which are no longer outstanding as of the date of this Agreement.

Section 5.09 Taxes. (a) Each of the Borrower and the Borrower Parent has filed all Federal and state income and other material tax returns and reports required to be filed by it, and has paid or caused to be paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable by it, except those which are being contested in good faith by appropriate proceedings diligently conducted. There is no tax assessment proposed in writing against either the Borrower or the Borrower Parent.

(b) For U.S. federal income tax purposes, (i) the Borrower is a disregarded entity and Borrower Parent is its sole owner and (ii) the Borrower Parent is a U.S. Person.

Section 5.10 ERISA Matters. The Borrower’s assets do not constitute Plan Assets. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of any Plan.

Section 5.11 Equity Interests. All Equity Interests of the Borrower are duly and validly issued. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Equity Interests of the Borrower are owned by Borrower Parent.

Section 5.12 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower or any Person Controlling the Borrower is or is required to be registered as an “investment company” under the Investment Company Act.

Section 5.13 Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, when taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that solely with respect to information furnished by the Borrower which was provided to the Borrower from an obligor with respect to a Collateral Asset, such information shall only need to be true, complete and correct to the actual knowledge of the Borrower; provided further that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

Section 5.14 Compliance with Laws. The Borrower is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

Section 5.15 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Borrower and that of the Borrower Parent are set forth on Schedule 5.15. The Borrower’s exact legal name at the date of this Agreement and any prior legal names, and the Borrower’s, jurisdiction of organization, organizational identification number, registered office, and the place of business of Investment Adviser, or if Investment Adviser has more than one place of business, Investment Adviser’s chief executive office, in each case at the date of this Agreement and for the four months immediately preceding the date of this Agreement are, in each case, as set forth in are set forth on Schedule 5.15.

Section 5.16 OFAC. Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity that is, or is owned or controlled by an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

Section 5.17 Anti-Corruption Laws. The Borrower has conducted its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 5.18 Beneficial Ownership Certification. Information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall:

Section 6.01 Financial Statements. Deliver (including by causing the Borrower Parent to deliver) to the Administrative Agent for further distribution to each Lender (in the case of clauses (a) and (b) below, in the form typically used by the Investment Adviser and its affiliates for presentation of such information for their advised funds):

(a) within 120 days after the end of each fiscal year of the Borrower Parent (beginning with the fiscal year ended December 2020), a consolidated balance sheet of Borrower Parent as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with the Applicable Accounting Standard, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower Parent (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of Borrower Parent as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Borrower Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with the Applicable Accounting Standard, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, performance returns and the Net Asset Value and, if reasonably requested by the Administrative Agent, supporting calculations thereof, in each case, of the Borrower, as at the last day of such accounting period; and

(d) promptly following any written request therefor, subject to the Administrative Agent agreeing to any customary contractual restrictions, such other information that is in its possession or may be obtained without undue burden or expense regarding the operations, business affairs and financial condition of the Borrower, Borrower Parent or Investment Adviser, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request in writing. Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii) such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its written request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.02 Certificates; Other Information. Deliver or cause Borrower Parent to deliver to the Administrative Agent for further distribution to each Lender:

(a) promptly after any reasonable written request by the Administrative Agent or any Lender, subject to the Administrative Agent agreeing to any customary contractual restrictions or internal policies consistently applied to such information, copies of any detailed audit reports, management letters or recommendations submitted to the management board of directors or investment manager of Borrower Parent by independent accountants in connection with the accounts or books of Borrower Parent, or any audit of any of them and that is in its possession or may be obtained without undue burden or expense;

(b) concurrently with the delivery of any of the financial statements or monthly report referred to in Section 6.01, a duly completed Compliance Certificate of each of Borrower Parent and Borrower signed by a Responsible Officer of the Borrower Parent or the Borrower, as applicable (which delivery may, unless the Administrative Agent, or a Lender requests in writing executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after each ICR Determination Date, and in any event within 10 Business Days after each ICR Determination Date, a duly completed Borrower Parent Compliance Certificate signed by a Responsible Officer of the Borrower Parent (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (i) detailing the calculation of the Interest Coverage Ratio for the previous ICR Determination Period and (ii) certifying in connection therewith the satisfaction of the Interest Coverage Test as of the relevant ICR Determination Date;

(d) subject to Applicable Law and customary confidentiality restrictions, promptly, and in any event within five Business Days after receipt thereof by Borrower, Borrower Parent or Investment Adviser, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any such entity; and

(e) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii)  such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii)  the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its written request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03 Notices. Promptly, and in any event within three (3) Business Days, notify the Administrative Agent upon obtaining actual knowledge thereof:

(a) of the occurrence of any Default or an Event of Default;

(b) of the occurrence of any Collateral Asset Trigger Event;

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Regulatory Event, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or Borrower Parent; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Investment Adviser or Borrower Parent and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or Borrower Parent; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or Borrower Parent.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Payment of Obligations. Except where being contested in good faith by appropriate proceedings, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) to the extent all conditions to funding in the applicable Collateral Asset Documents have been satisfied, all funding obligations under the Revolving Loans and the Delayed Drawdown Loans and other than any failure to fund due to the Lender’s failure to provide any Loan.

Section 6.05 Preservation of Existence, Etc. To the maximum extent permitted pursuant to Applicable Laws, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05 and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that, in the case of clause (b) only, failure to do so would not reasonably be expected to have a Material Adverse Effect. At least ten (10) Business Days prior the effective date thereof, the Borrower shall provide to the Administrative Agent notice of any change in the name, jurisdiction of organization, organizational type or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Further Assurances. At any time or from time to time upon the reasonable written request of the Administrative Agent, Borrower shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in writing in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

Section 6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with the Applicable Accounting Standard consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (or to the extent reasonably necessary or appropriate and subject to reasonable restrictions regarding access to information not related to the Borrower, to examine the foregoing records, the properties of Investment Adviser or Borrower Parent), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, subject to the Administrative Agent agreeing to confidentiality restrictions in relation to items that may not be disclosed pursuant to customary contractual restrictions and internal policies consistently applied to such items, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants or Investment Adviser and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided further that, so long as no Event of Default has occurred and is continuing, such visits and inspections (i) shall occur upon no less than two Business Days’ prior written notice and (ii) shall not occur more than two times per fiscal year with only one such visit and inspection being at the expense of the Borrower. The Administrative Agent and the Lenders agree to cause all such representatives and their independent contractors to comply with the provisions of Section 10.07.

Section 6.11 Use of Proceeds. Use the proceeds of the Loans solely for Permitted Uses.

Section 6.12 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Borrower is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

Section 6.13 Special Purpose Entity Requirements. Conduct at all times its business and operations in accordance with the Special Purpose Entity Requirements and maintain at all times 100% ownership of all Equity Interests of the Borrower by Borrower Parent. The Borrower shall give reasonable prior notice to the Administrative Agent of any amendment to the Investment Management Agreement, its Organization Documents or the Sale Agreement.

Section 6.14 Security Interest. Maintain a first-priority (subject to Permitted Liens), perfected security interest in the Collateral for the benefit of the Lenders, their successors, transferees and assigns so long as this Agreement is in effect.

Section 6.15 Sanctions. Maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

Section 6.16 Anti-Corruption Laws. Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.17 Payment Instructions. Direct the underlying administrative agent for each Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the applicable Collection Account.

ARTICLE VII
NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall not, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

Section 7.02 Investments. Own any Structured Finance Security.

Section 7.03 Indebtedness; Bank Accounts. (a) Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness created or permitted under the Loan Documents including expenses payable in the ordinary course of business, obligations under its Organization Documents or pursuant to customary indemnification, expense reimbursement and similar provisions under the Collateral Asset Documents related to the Collateral Assets; or (b) open or establish any bank accounts except as contemplated by the Loan Documents.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Section 7.05 Sale of Collateral Assets. (a) Sell, assign, transfer, convey or otherwise dispose of any Collateral Asset other than in accordance with Section 2.03(b) or Section 2.13.

(b) Apply the proceeds of any Disposition of all or any portion of the Collateral except toward (i) a Permitted Use, (ii) the repayment of Loans or the payment of fees or interest on Loans hereunder or (iii) subject to Section 7.06, a Restricted Payment.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that the Borrower may make distributions to Borrower Parent so long as (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) no Borrowing Base Deficiency or breach of the Interest Coverage Test has occurred or would result therefrom on a pro forma basis, (c) (x) in the case of Restricted Payments from the Interest Proceeds Account, the Interest Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis and (y) in the case of Restricted Payments from the Principal Proceeds Account, the Principal Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis and (d) Investment Adviser, on behalf of the Borrower, delivers a Restricted Payments Certificate immediately prior to such distribution; provided that, notwithstanding the foregoing, the Borrower may make distributions to Borrower Parent in order to pay Administrative Expenses at any time prior to the earlier of (i) the date on which the Administrative Agent has exercised remedies as provided for in Section 8.02 and (ii) the date on which the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02. For the avoidance of doubt, no Restricted Payments may be made except from the Interest Proceeds Account or the Principal Proceeds Account.

Section 7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms no less favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, and without limitation of the foregoing, (i) the Borrower shall not sell any Collateral Assets to the Borrower Parent or to any Affiliate of the Borrower Parent and (ii) the Borrower shall not purchase any Collateral Assets from Borrower Parent or from any other Affiliates unless, in the case of clause (i) and (ii), such sale or purchase is effected using a form of sale agreement with respect to which the Borrower has delivered to the Administrative Agent a favorable opinion of counsel of nationally recognized standing reasonably acceptable to the Required Lenders, addressed to the Administrative Agent and each Lender, as to such matters concerning such sale as the Required Lenders may reasonably request and the Borrower has submitted back-up filings against the seller of such Collateral Assets under the UCC or other appropriate filing offices in each relevant jurisdiction.

Section 7.08 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Sale Agreement or the Investment Management Agreement) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of the Borrower or (b) requires the grant of a Lien (other than a Permitted Lien) to secure an obligation of the Borrower if a Lien (other than a Permitted Lien) is granted to secure another obligation of the Borrower.

Section 7.09 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) to purchase securities or other assets in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the FRB, including any transaction where the proceeds of any Loan are used for the benefit of, or transferred to, a Person that the Borrower knows is an Affiliate of a Lender.

Section 7.10 Sanctions. Directly or (to the actual knowledge of the Borrower) indirectly, use the proceeds of any Borrowing, or lend or contribute such proceeds to any individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any individuals or entity participating in the transaction (whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

Section 7.11 Special Purpose Entity Requirements. (a) Conduct at any time its business or operations in contravention of the Special Purpose Entity Requirements.

(b) Modify, amend or supplement its Organization Documents in any manner inconsistent with the Special Purpose Entity Requirements or otherwise materially adverse to the Lenders (as determined by the Administrative Agent in its reasonable discretion).

(c) Be party to any agreement (other than customary trade-related agreements or Collateral Asset Documents) under which it has any material obligation or liability (direct or contingent) without including customary “non-petition” provisions substantially similar to Section 10.20(b), other than with the consent of the Administrative Agent.

(d) Fail at any time to maintain at least one Special Manager (as such term is defined in the Organization Documents).

Section 7.12 Investment Management Agreement and Sale Agreement Amendment. Amend the Investment Management Agreement or Sale Agreement other than an amendment (i) (A) that solely cures any ambiguity, typographical or manifest error, or defect in either agreement and (B) of which the Administrative Agent was provided notice before execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld or delayed).

Section 7.13 ERISA. (a) Sponsor, maintain, contribute to, or incur any liability to any Plan, or permit any ERISA Affiliate of the Borrower to do any of the foregoing, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Hold Plan Assets.

Section 7.14 [Reserved].

Section 7.15 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower as of the date hereof.

Section 7.16 Anti-Corruption Laws. Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.

Section 7.17 Unfunded Exposure Account. Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant obligors under any Delayed Drawdown Loan or Revolving Loan. Any such draw request made by an obligor, along with wiring instructions for the applicable obligor, shall be forwarded by the Borrower or the Investment Adviser to the Collateral Administrator (with a copy to the Administrative Agent and each Lender) along with a notice of borrowing, and the Investment Adviser shall instruct the Collateral Administrator to fund such draw request in accordance with the notice or borrowing. As of any date of determination, the Investment Adviser may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount, in each case, to be deposited into the Principal Proceeds Account.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay in the currency required hereunder (i) all outstanding Obligations on the Maturity Date, or (ii) other than with respect to the Maturity Date, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due; or

(b) Borrowing Base Deficiency. A Borrowing Base Deficiency exists and the Borrower fails to give written notice of its intent to cure or fails to cure the Borrowing Base Deficiency in accordance with Section 2.03(b); or

(c) Specified Covenants. (i) The Borrower fails to perform or observe in any material respect any covenant in Sections 6.05(a), 6.11, 6.13, 7.01, 7.03, 7.04, 7.05, 7.06, 7.07, 7.09, 7.11, 7.12 or 7.13(b) or (ii) the Borrower Parent fails to perform or observe in any material respect any covenant in Sections 5.1(g), 5.1(h), 5.1(i), 5.1(j), 5.1(k) or 5.1(l) of the Sale Agreement or (iii) the Investment Adviser fails to perform or observe in any material respect any covenant in Section (7)(d) (to the extent it relates to the Special Purpose Entity Requirements), 7(e) or 26 of the Investment Management Agreement; or

(d) Insolvency Event. An Insolvency Event shall have occurred and be continuing with respect to either the Borrower or the Borrower Parent; or

(e) Other Defaults.

(i) The Borrower fails to perform or observe in a material respect any covenant or agreement contained in Section 6.01, 6.02, 6.03, 7.02, 7.08, 7.10, 7.13(a), 7.15, 7.16 or 7.17 and such failure is not cured within five (5) Business Days following the earlier of the Borrower’s or Investment Adviser’s actual knowledge of, or receipt of written notice of, such failure; or

(ii) The Borrower fails to perform or observe in a material respect any other covenant or agreement (not specified in subsection (a) through (d) and subsection (e)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(f) Certifications. Any Borrower Certification (including any Restricted Payments Certificate) or Compliance Certificate of the Borrower or Borrower Parent proves to have been materially inaccurate and such certification is not capable of being cured or has not been cured within three (3) Business Days after the earlier of (x) following written notice and (y) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such material inaccuracy; or

(g) Representations and Warranties. Any representation, warranty, certification or statement of fact (other than a Borrower Certification (including any Restricted Payments Certificate)) made or deemed made by or on behalf of the Borrower, the Investment Adviser or the Borrower Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in a material respect when made or deemed made, and such representation (i) is not capable of cure or (ii) has not been cured within the earlier of (x) 30 days following written notice and (y) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such misrepresentation; or

(h) Security Interest Failure. (i) The Administrative Agent (on behalf of the Secured Parties) fails for any reason to have a perfected first priority (subject to any Permitted Liens) security interest in any Collateral in accordance with the terms of the Security Agreement or (ii) the Borrower ceases to have a valid ownership interest in all of the Collateral; provided that it will not be an Event of Default under this subsection (h) if such failure is a result of any action or inaction by the Administrative Agent; or

(i) Credit Triggers. Any Credit Trigger shall occur; or

(j) Interest Coverage Test. The Interest Coverage Test is not satisfied on any ICR Determination Date and such failure continues for three (3) Business Days; or

(k) Invalidity of Loan Documents. Any material obligation of the Borrower or its Affiliates under any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full of the Obligations, ceases to be in full force and effect; or the Borrower, the Borrower Parent, the Investment Adviser or any Affiliate of the foregoing contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(l) ERISA Event. An ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(m) Investment Company Act. The Borrower shall become required to register as an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Loan Documents shall require registration as an “investment company” within the meaning of the Investment Company Act; or

(n) Failure to Make Payments. (i) Failure of the Borrower to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $100,000, individually or in the aggregate; or the occurrence of any event or condition (after giving effect to any related grace period or any required notice) that gives rise to a right of acceleration with respect to any such recourse debt in excess of $100,000 or (ii) failure of the Borrower Parent to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $5,000,000, individually or in the aggregate; or the occurrence of any event or condition (after giving effect to any related grace period or any required notice) that results in an acceleration with respect to any such recourse debt in excess of $5,000,000;

(o) Judgments. Any court shall render a final, non-appealable judgment against the Borrower in an amount in excess of $100,000 or against the Borrower Parent in an amount in excess of $500,000 which, in each case, shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied or covered by insurance (subject to customary deductibles) within thirty (30) days of the making thereof; or

(p) Settlements. The Borrower shall have made payments (other than payments made on behalf of the Borrower from insurance proceeds) individually or in aggregate in excess of $100,000 in settlement of any litigation claim or dispute; or

(q) Assignment. The Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Loan Document without first obtaining the specific written consent of each Lender, which consent may be withheld in the exercise of its sole and absolute discretion; or

(r) Tax Liens. The Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders) take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; or

(c) deliver a notice of exclusive control in relation to the Collateral Account, the Collection Account and the Unfunded Exposure Account and give instructions to the Collateral Administrator in relation thereto under the provisions of the Security Agreement, and may (in addition to all other rights and remedies under the Loan Documents and/or of a secured party under the UCC and other legal or equitable remedies) realize upon the Collateral, and/or may immediately sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof, subject to, and in accordance with the terms of the Security Agreement; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Insolvency Event with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, and subject to any prior claims of the Collateral Administrator under the Collateral Administration Agreement, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of external counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as third party beneficiary of any such provisions, except that the Borrower shall be entitled to rely on and enforce the provisions of Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or those rights and powers that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity

(d) In the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (unless the Administrative Agent has actual knowledge after reasonable inquiry that such Person is a Disqualified Lender).

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with due care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, if no Event of Default exists or is continuing upon the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), and if an Event of Default exists and is continuing in consultation with the Borrower, to appoint a successor, which at all times shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Manager or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral Matters. Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and Payment in Full of the Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Loan Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Loan Documents), ratably according to the Outstanding Amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Loan Documents or any other document furnished in connection herewith or therewith.

Section 9.12 ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Borrower Parent, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Commitments, or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Borrower Parent, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X
MISCELLANEOUS

Section 10.01 Amendments, Etc. Except in connection with the adoption of a Successor Rate, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Interest Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and, for the avoidance of doubt, this clause (d) shall not apply in the case of an amendment to adopt a Successor Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately and materially adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sending, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or messaging service, or through the Internet.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(d) Effectiveness of Facsimile of Electronic Mail Documents. Loan Documents may be transmitted by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail document or signature.

(e) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any outside counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including without limitation any such claim, litigation or proceeding arising from any sale or distribution of securities by the Borrower or Borrower Parent), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Sufficiency of Remedies. Borrower hereby acknowledges that (i) any and all claims, damages and demands against the Administrative Agent or any Lender arising out of, or in connection with, the exercise by such Person of any of such Person’s rights or remedies under the Facility can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Borrower Parent or the Investment Adviser as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Borrower Parent or the Investment Adviser as a result of, or in connection with, any such claims, damages or demands.

(g) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(f) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the Payment in Full of the Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender, or the Administrative Agent any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) unless a Default or an Event of Default has occurred and is continuing, any Palmer Square Competitor or (D) to a natural Person (any such Person described in clause (A), (B), (C) or (D), a “Disqualified Lender”).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon written request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Lender or a Lender who is lending with or whose assets constitute Plan Assets, unless such Lender is relying on an applicable prohibited transaction exemption, the conditions of which are satisfied) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided  further that, unless a Default or an Event of Default has occurred and is continuing, the consent of the Borrower shall be required for a participation to a Palmer Square Competitor. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and the same greater payment would also have applied to the relevant Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Status as an Approved Lender. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder, and each Participant, must at all times be an Approved Lender. Accordingly:

(i) each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Assumption) and (B) on each date on which it makes a Loan hereunder, that it is an Approved Lender;

(ii) each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is an Approved Lender; and

(iii) the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is an Approved Lender at the time of such assignment or participation and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process with prior written notice to the Borrower to the extent reasonably practicable and legally permissible, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the Borrower Parent, the Investment Adviser or any of their Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect until the Payment in Full of the Obligations.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) to the extent required by the Administrative Agent pursuant to Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such Outstanding Amount and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT THAT EXPRESSLY PROVIDES FOR SUBMISSION TO ANY OTHER COURT), OR FOR RECOGNITION OF ENFORCEMENT OF ANY JUDGMENT WITH RESPECT THERETO, AND EACH PARTY HERETO AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED OR IT IS OTHERWISE NECESSARY IN ORDER TO ENFORCE ITS RIGHTS OVER THE COLLATERAL.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B)  the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in writing in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.19 [Reserved].

Section 10.20 Non-Recourse Obligations; No Petition. (a) Each Lender and the Administrative Agent covenants and agrees that the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower, payable solely from the Collateral in accordance with the terms of the Loan Documents, and, following realization of the Collateral, any claims of the Lenders and the Administrative Agent and all obligations of the Borrower shall be extinguished and shall not thereafter revive. It is understood that the foregoing provisions of this Section 10.20(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive.  For the avoidance of doubt, this Section 10.20(a) shall not limit or prejudice the rights of the Lenders in respect of any obligation of any Affiliate of the Borrower under any Loan Document in respect of any fraud, willful misconduct, bad faith or misrepresentation of any Person, including where a certification of the Borrower Parent in the Compliance Certificate proves to have been untrue in a material respect when made; provided that nothing in the foregoing shall give rise to any liability of or permit recourse to any natural person executing such certificate as an officer of the Borrower, the Borrower Parent or the Investment Adviser.

(b) Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after the Payment in Full of the Obligations, no party hereto shall institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

(c) The provisions of this Section 10.19 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 10.19 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, examinership, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

(d) The provisions of this Section 10.19 shall survive the termination of this Agreement.

Section 10.21 Time of the Essence. Time is of the essence of the Loan Documents.

Section 10.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 10.23 Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PALMER SQUARE BDC FUNDING I LLC, as Borrower

By:	/s/ Scott A. Betz
	Name:	Scott A. Betz
	Title:	Chief Compliance Officer

[Signature Page to Credit Agreement]

bank of america, n.a., as Administrative Agent

By:	/s/ Josh Danziger
	Name:	Josh Danziger
	Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Josh Danziger
	Name:	Josh Danziger
	Title:	Director

[Signature Page to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Total Commitment		Applicable Percentage
Bank of America, N.A.	$200,000,000		100.000000000%

Total	$200,000,000	*	100.000000000%

*	so long as no Borrowing Base Deficiency exists and no Default or Event of Default has occurred and is continuing, pursuant to Section 2.14, the Commitments of the existing Lenders shall be increased (pro rata) on the one-month anniversary of the Closing Date such that the Aggregate Commitments equal to $400,000,000.

Schedule 2.01-1

SCHEDULE 5.07

CERTAIN CONTRACTUAL OBLIGATIONS

None.

Schedule 5.07-1

SCHEDULE 5.15

IDENTIFICATION INFORMATION OF

BORROWER AND BORROWER PARENT

Legal Name:	Palmer Square BDC Funding I LLC
Identification Number:
Jurisdiction of Organization:	Delaware
Registered Office:	c/o Corporation Service Company
251 Little Falls Drive, Wilmington, New Castle County Delaware 19808
Place of Business	1900 Shawnee Mission Parkway, Suite 315 Mission Woods, KS 66205
Former Legal Name:	None
Investment Adviser Place of Business/ Chief Executive Office:	1900 Shawnee Mission Parkway, Suite 315 Mission Woods, KS 66205
U.S. Taxpayer Identification Number (Borrower)
U.S. Taxpayer Identification Number (Borrower Parent)

Schedule 5.15-1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Palmer Square BDC Funding I LLC

1900 Shawnee Mission Parkway

Suite 315

Mission Woods, KS 66205

with a copy to:

Palmer Square BDC Advisor LLC

1900 Shawnee Mission Parkway

Suite 315

Mission Woods, KS 66205

Attention: Investor Relations

Email: investorrelations@palmersquarecap.com

with a copy to:

Dechert LLP

100 North Tryon Street, Suite 4000

Charlotte NC, 28202

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

Street Address: 101 S Tryon Street

Mail Code: NC1-002-15-61

Charlotte, NC 28255

Attention: Bank of America Credit Services

Telephone: 980-386-6893

Facsimile No: 704-310-3109

Electronic Mail: dg.baml-clo-revolver@baml.com

Payment Instructions

USD

Bank of America, N.A.

ABA#:

Corporate Credit Services

Acct. #

Reference: Palmer Square BDC Funding I LLC

Schedule 10.02-1

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 18, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Investment Adviser, on behalf of the Borrower, hereby requests (select one):

☐ A Borrowing of Loans ☐ A conversion or continuation of Loans

1. On ____ (a Business Day).

2. In the amount of ____.

3. Comprised of ________.

[Type of Loan requested]

4. For Eurocurrency Rate Loans: with an Interest Period of [one / three] months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

The Investment Adviser hereby certifies that the conditions specified in Section 4.02 of the Agreement will be satisfied on and as of the date of the applicable Borrowing.

Borrower Certification. The Investor Adviser, on behalf of the Borrower, hereby certifies that after giving effect to such Borrowing: (A) (i) no Borrowing Base Deficiency will exist and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination received from the Administrative Agent and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset or to fund a commitment on a Revolving Loan or Delayed Drawdown Loan, no Borrowing Base Deficiency would exist after giving effect to such purchase or funding on a pro forma basis.

[Remainder of page intentionally left blank.]

A-1

Form of Loan Notice

[INVESTMENT ADVISER]

By:
Name:
Title:

A-2

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

_________________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 18, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon written demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank.]

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PALMER SQUARE BDC FUNDING I LLC

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Princial or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

C-1-1

Form of Assignment and Assumption

1. Assignor[s]:

Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: Palmer Square BDC Funding I LLC.

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of February 18, 2020, among Palmer Square BDC Funding I LLC, as Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6. Effective Date:                [●]

7. Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]

		$	$		%
		$	$		%
		$	$		%

8. [Trade Date:	][9]

5 List each Assignor, as appropriate.

6 List each Assignee and, if available, its market entity identifier, as appropriate.

7Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

9 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

C-1-2

Form of Assignment and Assumption

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

C-1-3

Form of Assignment and Assumption

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Palmer Square BDC Funding I LLC, as Borrower

By:
Name:
Title:

C-1-4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

C-1-5

Form of Assignment and Assumption

THE ASSIGNEE, BY CHECKING THE BOX BELOW, (I) ACKNOWLEDGES THAT IT IS REQUIRED TO BE AN APPROVED LENDER AT THE TIME IT BECOMES A LENDER AND ON EACH DATE ON WHICH A BORROWING IS MADE UNDER THE CREDIT AGREEMENT AND (II) REPRESENTS AND WARRANTS TO THE ASSIGNOR, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT THE ASSIGNEE IS AN APPROVED LENDER:

☐ BY CHECKING THIS BOX, THE ASSIGNEE REPRESENTS AND WARRANTS THAT IT IS AN APPROVED LENDER.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

C-1-6

Form of Assignment and Assumption

EXHIBIT C-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

1.	Borrower or Deal Name:

E-mail this document with your commitment letter to:

E-mail address of recipient:

2.	Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #:

Fund Manager Name (if applicable):

Legal Address from Tax Document of Lender of Record:

Country:

Address:

City:                         State/Province:                         Postal Code:

3. Domestic Funding Address:	4. Eurodollar Funding Address (if different than #3):
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:

5. Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:	Secondary Credit Contact:
First Name:	First Name:
Middle Name:	Middle Name:
Last Name:	Last Name:
Title:	Title:
Street Address:	Street Address:
Suite/Mail Code:	Suite/Mail Code:
City:	City:
State:	State:
Postal Code:	Postal Code:
Country:	Country:
Office Telephone #:	Office Telephone #:
Office Facsimile #:	Office Facsimile #:
Work E-Mail Address:	Work E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Additional Syndtrak User Access:

Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below.

C-2-1

Form of Administrative Questionnaire

SyndTrak E-Mail Addresses:

Primary Operations Contact:	Secondary Operations Contact:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Does Secondary Operations Contact need copy of notices? YES ☐ NO ☐

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone: Facsimile:	Telephone: Facsimile:
E-Mail Address:	E-Mail Address:

6. Currencies and Jurisdictions in Transaction:

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:

☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION CAN FUND UNDER THE FOLLOWING JURISDICTIONS:

☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

C-2-2

Form of Administrative Questionnaire

7. Lender’s Payment Instructions:

Please input payment instructions for each respective currency referenced within Section 6 above in fields below. If your respective institution is unable to fund any of the above currencies, please inform e-mail recipient identified in Section 1 of this Administrative Questionnaire Form immediately. If submitting payment instructions under separate cover, please identify below.

Are Lender Payment Instructions attached separately? YES ☐ NO ☐

If NO, please complete payment instructions on next page.

C-2-3

Form of Administrative Questionnaire

Currency: US Dollars	Currency:
Bank Name:	Bank Name:
ABA #:	SWIFT #:
City: State:	Country:
Account #:	Account #:
Account Name:	Account Name:
Attention:	FCC Account #:
FCC Account Name:
Currency:	Attention:
Bank Name:
SWIFT #:	Currency:
Country:	Bank Name:
Account #:	SWIFT #:
Account Name:	Country:
FCC Account #:	Account #:
FCC Account Name:	Account Name:
Attention:	FCC Account #:
FCC Account Name:
Currency:	Attention:
Bank Name:
SWIFT #:	Currency:
Country:	Bank Name:
Account #:	SWIFT #:
Account Name:	Country:
FCC Account #:	Account #:
FCC Account Name:	Account Name:
Attention:	FCC Account #:
FCC Account Name:
Currency:	Attention:
Bank Name:
SWIFT #:	Currency:
Country:	Bank Name:
Account #:	SWIFT #:
Account Name:	Country:
FCC Account #:	Account #:
FCC Account Name:	Account Name:
Attention:	FCC Account #:
FCC Account Name:
Attention:

C-2-4

Form of Administrative Questionnaire

8. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name:
ABA #:
City: State:
Account #:
Account Name:
Attention:

Use Lender’s US Dollars Wire Payment Instructions in Section #6 above? YES ☐ NO ☐

9. Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                      _ _ - _ _ _ _ _ _ _

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9 ☐        W-8BEN ☐         W-8BEN-E ☐           W-8ECI ☐            W-8EXP ☐           W-8IMY ☐

Tax Contact:
First: MI: Last:
Title:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:
Telephone: Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner) or Form W-8BEN-E, b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

C-2-5

Form of Administrative Questionnaire

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

* Additional guidance and instructions as to where to submit this documentation can be found in Attachment A

10. Bank of America’s Payment Instructions:

Input or attach Bank of America’s payment instructions for each respective currency referenced within Section 6 below.

C-2-6

Form of Administrative Questionnaire

ATTACHMENT A

C-2-7

Form of Administrative Questionnaire

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE (BORROWER PARENT)

Financial Statement Date: ____________,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 18, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby certifies, as an officer and not in his/her individual capacity, as of the date hereof that he/she is the ______________________________ of Palmer Square Capital BDC Inc. (“Borrower Parent”), and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of Borrower Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower Parent prepared in accordance with the Applicable Accounting Standard as at such date for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower Parent and its consolidated subsidiaries in accordance with the Applicable Accounting Standard as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

D-1-1

Form of Compliance Certificate (Borrower Parent)

[Use following paragraphs 1 and 2 for Interest Coverage Ratio calculations]

1. The Interest Coverage Ratio calculation required by Section 6.01(c) of the Agreement is set out below:

Interest Coverage Ratio

(1) Sum of all Interest Proceeds that have been received on the Collateral Assets during the ICR Determination Period	$

(2) Sum of all interest (including default interest) that has accrued on Loans and Commitment Fees that have accrued pursuant to Section 2.07 during such ICR Determination Period	$

(3) Interest Coverage Ratio ((2) divided by (3))	$

2. The Interest Coverage Test is satisfied.

[Use following paragraph 1 for monthly reports]

1. The Borrower has delivered performance returns and the Net Asset Value and, if any, the supporting calculations thereof required by Section 6.01(c) of the Agreement for the month of the Borrower ended as of the above date. Such performance returns and the Net Asset Value and supporting calculations thereof are true, accurate and complete in every material respect.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower Parent during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and the Borrower Parent during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and the Borrower Parent performed and observed all its material obligations under the Loan Documents, including without limitation the obligation of the Investment Adviser under the Investment Management Agreement not to knowingly cause the Borrower to fail to comply with any of the provisions of Special Purpose Entity Requirements or any provisions of the Borrower’s Organization Documents, and

[select one:]

[to the best knowledge of the undersigned, (i) during such fiscal period (a) the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it including without limitation the covenants and conditions specified in Sections 6.13, 7.07 and 7.11 of the Agreement and (b) the Borrower Parent performed and observed each covenant and condition of the Loan Documents applicable to it and the covenants and conditions specified in Section 5.1 of the Sale Agreement and (ii) no Default has occurred and is continuing.]

D-1-2

Form of Compliance Certificate (Borrower Parent)

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower Parent contained in Section 4.1 of the Sale Agreement, and any representations and warranties of the Borrower Parent that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct (in all material respects, or as so qualified, as applicable) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, __________, in his/her capacity as an officer of Borrower Parent and not in his/her individual capacity.

PALMER SQUARE CAPITAL BDC INC.

By:

Name:

Title:

D-1-3

Form of Compliance Certificate (Borrower Parent)

EXHIBIT D-2

FORM OF COMPLIANCE CERTIFICATE (BORROWER)

Financial Statement Date: ____________,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 18, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby certifies, as an officer and not in his/her individual capacity, as of the date hereof that he/she is the ______________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of the Borrower, and that:

[Use following paragraph for monthly reports]

1. The Borrower (or Borrower Parent) has delivered performance returns and the Net Asset Value and, if any, the supporting calculations thereof required by Section 6.01(c) of the Agreement for the month of the Borrower ended as of the above date. Such performance returns and the Net Asset Value and supporting calculations thereof are true, accurate and complete in every material respect.

2. The Borrower hereby certifies that (i) no Borrowing Base Deficiency exists and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination received from the Administrative Agent.

[Use following paragraphs for annual reports]

1. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the Borrower Parent’s annual financial statements.

2. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its material obligations under the Loan Documents, and

[For all reports select one:]

D-2-1

Form of Compliance Certificate (Borrower)

[to the best knowledge of the undersigned, (i) during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it including without limitation the covenants and conditions specified in Sections 6.13, 7.07 and 7.11 of the Agreement and (ii) no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct (in all material respects, or as so qualified, as applicable) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________, _______, in his/her capacity as an officer of Borrower and not in his/her individual capacity.

[●]

By:

Name:

Title:

D-2-2

Form of Compliance Certificate (Borrower)

EXHIBIT E-1

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower Parent within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish the Borrower and the Administrative Agent with any successor version of the IRS Form W-8BEN if and when such form is published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]

E-1-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Borrower Parent within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish such Lender with any successor version of the IRS Form W-8BEN if and when such form is published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

E-2-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-3

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower Parent within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish such Lender with any successor version of the IRS Form W-8IMY and any accompanying IRS Forms W-8IMY and/or W-8BEN if and when such forms are published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 20[  ]

E-3-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), and each Lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Borrower Parent within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (including, if applicable, IRS Form W-8BEN-E) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish the Administrative Agent and the Borrower with any successor version of the IRS Form W-8IMY and any accompanying IRS Forms W-8IMY and/or W-8BEN if and when such forms are published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 20[  ]

E-4-1

Form of U.S. Tax Compliance Certificate

EXHIBIT F

FORM OF RESTRICTED PAYMENTS CERTIFICATE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 18, 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Palmer Square BDC Funding I LLC, as borrower (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Investment Adviser, on behalf of the Borrower, hereby notifies the Administrative Agent that the Borrower intends to make a Restricted Payment:

1. On __ (a Business Day).

2. In the amount of ___.

3. From the [Interest Proceeds Account][Principal Proceeds Account].

Certification. The Investor Adviser, on behalf of the Borrower, hereby certifies that after giving effect to such Restricted Payment the conditions set forth in Section 7.06 of the Agreement will be satisfied.

[INVESTMENT ADVISER]

By:

Name:

Title:

F-1

Form of Restricted Payments Certificate

EXHIBIT G

FORM OF FOREIGN OBLIGOR NOTICE

[addressed to obligor or administrative agent of Foreign Loan]

You are hereby notified by Palmer Square BDC Funding I LLC that (1) all right, title and interest in the obligations of [specify borrower] under the [principal and or commitment amount] of [specify Foreign Loan title] which has acquired pursuant to an Assignment and Assumption Agreement between [●] and [specify assignor] dated as of [specify date] (the “Pledged Loan Interest”) is subject to a pledge and security interest (the “Pledge”) granted by Palmer Square BDC Funding I LLC in favor of Bank of America, National Association under a Security Agreement and a related Credit Agreement, each dated as of February 18, 2020 (together, as each may be amended from time to time, the “Pledge Documentation”) and (2) the Pledge may not be released, and the Pledged Loan Interest cannot be sold or otherwise transferred by Palmer Square BDC Funding I LLC, other than in compliance with the Pledge Documentation.]

G-1

Form of Foreign Obligor Notice

Annex a

ADVANCE RATES

Asset Type	Advance Rates*
First Lien Bank Loans that are B Assets	70.0%
First Lien Bank Loans that are not B Assets	60.0%
Second Lien Bank Loans	40.0%
Cash (excluding Excluded Amounts)	100.0%
Any Collateral Asset that is not an Eligible Collateral Asset on the date of determination (including any Collateral Asset that is not Performing or is a Defaulted Obligation)	0%
Disqualified Foreign Loan	0%
Disqualified Participations	0%
Non-Qualifying Assets	0%

*	The Advance Rate otherwise indicated above will be reduced by one-half if the Collateral Asset is a Stale Participation.

Annex A-1

annex b

Part 1. Eligibility Criteria. A Collateral Asset shall be an Eligible Collateral Asset for purposes of the Borrowing Base if, unless waived by the Administrative Agent as of any date of determination:

a.	Such Collateral Asset is a First Lien Bank Loan or a Second Lien Bank Loan and is not a bond or other security;

b.	Such Collateral Asset is priced on such date by at least two independent sources as evidenced by data from the applicable Pricing Source (or if such data is not readily available, as evidenced by screenshots of quotations from any Approved Dealer through (x) Bloomberg or (y) other customary trade-quote platform regularly employed by the Investment Adviser in the ordinary course of business, in each case acceptable to the Administrative Agent in its sole discretion); provided that if such Collateral Asset is not so priced on any such date that is a Business Day, then this clause (b) shall be deemed satisfied if the Borrower within (x) one Business Day of any such failure, notifies the Administrative Agent of its intent to provide such evidence and (y) within two Business Day of any such failure, provides such evidence; provided further that, for the avoidance of doubt, a Collateral Asset that fails to be priced as of any given date in accordance with this clause (b) may subsequently satisfy this clause (b) if it satisfies such requirement as of any later date or the Borrower otherwise provides evidence of bids as specified in the foregoing proviso;

c.	Such Collateral Asset is denominated in Dollars;

d.	Such Collateral Asset has a Current Market Value on the date it is added as a Collateral Asset of at least 80% of its par value (excluding accrued interest);

e.	Such Collateral Asset is freely transferable, including, without limitation, that (x) if such Collateral Asset is in the form of a security, no registration is required under the Securities Act (including pursuant to Regulation S or Rule 144A) or other applicable securities laws and (y) such Collateral Asset is not subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Collateral Asset or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Collateral Asset itself or in any document related thereto, other than such as both (i) are usual and customary for similar loans and (ii) do not prevent the Administrative Agent from taking security over such Collateral Asset or otherwise impair any right or remedy of the Administrative Agent thereunder, it being understood that any condition or restriction that, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, is ineffective shall not itself negatively affect a determination of whether a Collateral Asset is freely transferable;

f.	Such Collateral Asset is not a Structured Finance Security;

Annex B-1

g.	As of the first day on which such Collateral Asset is included as an Eligible Collateral Asset, such Collateral Asset is a B Asset; provided that (i) the absence of a rating by any rating agency will not be deemed to be a lower rating for purposes of this test and (ii) up to 5.0% of the Aggregate Assigned Value (based on the Assigned Value of the relevant Eligible Collateral Assets) may consist of Eligible Collateral Assets that are rated below “B3” but not lower than “Caa2” by Moody’s or below “B-” but not lower than “CCC” by S&P;

h.	Such Collateral Asset has an S&P Rating or, if no S&P Rating is available, a Moody’s Rating; provided that, in either case, if such rating is a private or syndicate rating, such rating has been confirmed within the immediately preceding 12 months;

i.	Such Collateral Asset does not have an S&P Rating below “CCC” or, if no S&P Rating is available, a Moody’s Rating below “Caa2”;

j.	Such Collateral Asset is Performing;

k.	The par amount of such Collateral Asset owned by the Borrower does not exceed 10% of the then-current tranche size with respect to such Collateral Asset;

l.	The original aggregate loan facility amount corresponding to such Collateral Asset is at least $300,000,000 (including all tranches and drawn and undrawn commitments secured by the same collateral);

m.	The obligor with respect to such Collateral Asset is domiciled in the United States or Canada;

n.	Such Collateral Asset is not Affected Collateral;

o.	Sufficient information is provided by the obligor and any applicable rating agencies in respect of such Collateral Asset pursuant to the Collateral Asset Documents for the calculation and monitoring of whether a Collateral Asset Trigger Event has occurred in relation to such Collateral Asset;

p.	Such Collateral Asset has a term to stated maturity that does not exceed eight years;

q.	Except for a Delayed Drawdown Loan or Revolving Loan, such Collateral Asset is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Borrower;

r.	Payments on such Collateral Asset are not subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes; and

s.	The Borrower has directed the underlying administrative agent for such Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the applicable Collection Account as provided in Section 6.17 of the Credit Agreement.

Annex B-2

Part 2. Portfolio Criteria

a.	The Assigned Value of all Eligible Collateral Assets that are Second Lien Bank Loans may not exceed 10.0% of the Aggregate Assigned Value.

b.	The Assigned Value of all Eligible Collateral Assets with respect to a single obligor may not exceed 3% of the Aggregate Assigned Value, except that the Assigned Value of Eligible Collateral Assets with respect to three obligors may be up to 4% of the Aggregate Assigned Value;

c.	The Assigned Value of Eligible Collateral Assets that are Second Lien Bank Loans with respect to a single obligor may not exceed 2% of the Aggregate Assigned Value;

d.	The Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification may not exceed 12% of the Aggregate Assigned Value, except that the Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification (other than Oil and Gas or Retail)[12] may be up to 15% of the Aggregate Assigned Value with respect to three such S&P Industry Classifications;

e.	Up to 10% of the Aggregate Assigned Value may consist of Eligible Collateral Assets that either (A) are rated below “B-” but no lower than “CCC” by S&P or, if no S&P Rating is available, rated below “B3” but no lower than “Caa2” by Moody’s or (B) are unrated by each of Moody’s and S&P; provided that (1) if any Collateral Asset had any such lower rating before such rating was withdrawn, such Collateral Asset will be deemed to have such lower rating for purposes of this test and (2) except as provided in clause (1), the absence of a rating by any rating agency will not be deemed to be a lower rating for purposes of this test; provided further that, for purposes of determining the Assigned Value of any Eligible Collateral Asset included in the CCC Excess, the Assigned Value of such Eligible Collateral Asset shall be deemed to be the lesser of (A) its Initial Value and (B) its Current Market Value;

f.	The Assigned Value of all Eligible Collateral Assets for which the obligors are domiciled in Canada may not exceed 15.0% of the Aggregate Assigned Value; and

g.	The sum of (A) the aggregate Unfunded Exposure Amount and Assigned Value of the Revolving Loans and (B) the aggregate Unfunded Exposure Amount of the Delayed Drawdown Loans, collectively, may not exceed 5.0% of the Aggregate Assigned Value.

12 For purposes of clause (b), any S&P Industry Classification that makes reference to “Oil”, “Gas” or “Retail” (or variation thereof) shall be included in the phrase “Oil and Gas or Retail”.

Annex B-3

Selection of Non-Qualifying Assets. As of any date of determination, if the Eligible Collateral Assets, taken as a whole, do not satisfy the Portfolio Criteria, Eligible Collateral Assets or a portion thereof (the “Non-Qualifying Assets”) will be excluded from such determination to the extent necessary to cause the remaining Eligible Collateral Assets to satisfy the Portfolio Criteria. The Non-Qualifying Assets will be selected on the basis of, for purposes of determining the Borrowing Base, the lowest Assigned Value Percentage; provided that if two or more Eligible Collateral Assets have the same Assigned Value Percentage, the Eligible Collateral Asset that would (if it were not a Non-Qualifying Asset) have the lower Advance Rate will be selected for inclusion in the Non-Qualifying Assets. Any excess of Eligible Collateral Assets deemed to be included in the CCC Excess will be selected on the same basis as Non-Qualifying Assets.

Settlement Date Basis. All determinations of whether an asset is to be included for purposes of determination of the Borrowing Base, any Eligibility Criteria or any Portfolio Criteria will be on a settlement-date basis (meaning that any asset that has been purchased will not be treated as a Collateral Assets until such purchase has settled, and any Collateral Asset which has been sold will not be excluded as a Collateral Asset until such sale has settled); provided that no asset shall be included as a Collateral Asset to the extent it has not been paid for in full.

Annex B-4

annex C

DEFINITIONS RELATING TO COLLATERAL ASSETS

“Affected Collateral” means any Collateral Asset with respect to which (i) the Administrative Agent fails for any reason to have a perfected security interest in accordance with the terms of the Security Agreement or (ii) any event has occurred that affects or impairs the rights and remedies of the Borrower with respect to such Collateral Asset.

“Aggregate Assigned Value” means the aggregate of the Assigned Values of each Eligible Collateral Asset (whether or not included in the Borrowing Base) plus the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collection Account (excluding Excluded Amounts); provided that the Aggregate Assigned Value shall be deemed to be an amount equal to the Aggregate Commitments from the Closing Date until the earlier of (a) the date that is six months after the Closing Date (or, in the case of any increase in the Aggregate Commitments pursuant to Section 2.14, six months after such increase) and (b) the date on which the Assigned Values of each Eligible Collateral Asset (whether or not included in the Borrowing Base) plus the par value of all Cash and Cash Equivalents owned by the Borrower credited to the Collection Account (excluding Excluded Amounts) shall equal at least an amount equal to the Aggregate Commitments.

“Aggregate Unfunded Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of each Revolving Loan and Delayed Drawdown Loan that is a Collateral Asset as of such date.

“Aggregate Unfunded Equity Amount” means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of each Revolving Loan and Delayed Drawdown Loan included in the Collateral as of such date.

“Approved Dealer” means each of the following entities or their Affiliates (or any successor thereto): Bank of America, Bank of Montreal, Barclays, BNP Paribas, Citibank, Citizens Bank, Credit Suisse Securities (USA), LLC, Deutsche Bank, Goldman Sachs, HSBC, Jefferies, JP Morgan, Lloyds, Morgan Stanley, Nomura, Royal Bank of Canada, Société Générale, TD Bank, The Royal Bank of Scotland, UBS, Wells Fargo or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent.

“Assigned Value” means on any date of determination:

(a) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has not occurred, its Initial Value;

(b) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has occurred, the lesser of (A) its Initial Value and (B) its Current Market Value; and

(c) with respect to any Collateral Asset that is not an Eligible Collateral Asset, zero.

Annex C-1

“Assigned Value Percentage” means, with respect to any Collateral Asset as of any date of determination, the amount (expressed as a percentage) equal to the Assigned Value of such Collateral Asset divided by the Principal Balance of such Collateral Asset on such date, in each case, inclusive of any unfunded amounts with respect to any Revolving Loan or Delayed Drawdown Loan. For the purpose of calculating the Assigned Value Percentage, the Assigned Value Percentage on any day that is not a Business Day shall be deemed to be the Assigned Value Percentage on the immediately preceding Business Day.

“B Assets” means any Collateral Asset that has an S&P Rating of at least “B-” or, if no S&P Rating is available, a Moody’s Rating of at least “B3”; provided that if the rating for a Collateral Asset is withdrawn and such Collateral Asset had a lower rating than any such rating from Moody’s or S&P, as applicable, before such rating was withdrawn, then such Collateral Asset shall not be a B Asset.

“Bank Loan” means any loan made by a bank or other financial institution to an obligor. A participation in any loan will not be a Bank Loan; provided that Participation Interests in loans under the Sale Agreement will be Bank Loans to the same extent as the underlying loan.

“Borrowing Base” means, on any date of determination:

(a) the aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to (A) the Assigned Value of such Eligible Collateral Asset times (B) the Advance Rate applicable to such Eligible Collateral Asset;

plus

(b) the par value of all Cash and Cash Equivalents owned by Borrower as of such date and credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount) or the Collection Account (excluding Excluded Amounts);

minus

(c) (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount.

The Assigned Values, status of assets as Eligible Collateral and applicable Advance Rates shall be determined by the Administrative Agent, subject to the terms of the Collateral Administration Agreement.

“Borrowing Base Deficiency” means any time that (i) the Total Outstandings at such time exceed an amount equal to the Borrowing Base, (ii) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (not to exceed the Aggregate Unfunded Amount and excluding Excluded Amounts) and (B) zero) at such time exceed the Aggregate Commitments or (iii) the Net Asset Value is less than the Minimum Required Equity Amount.

Annex C-2

“Cash Equivalents” means any Dollar-denominated investment that, at the time it is delivered to the Collateral Administrator (directly or through an intermediary or bailee), is one or more of the following obligations or securities, including investments for which the Collateral Administrator or an Affiliate of the Collateral Administrator provides services and receives compensation therefor:

(a) (x) direct obligations (1) of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by the United States and (y) obligations (1) of any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such an agency or instrumentality, in each case if such agency or instrumentality has the Required Ratings, in all cases having a remaining maturity of not more than 183 days;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Collateral Administrator) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Required Ratings;

(c) unleveraged repurchase obligations with respect to any security described in clause (a) above, entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with an entity (acting as principal) with, or whose parent company has, the Required Ratings;

(d) commercial paper or other short term obligations with the Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (d) will not include extendible commercial paper or asset backed commercial paper; and

(e) money market funds domiciled outside of the United States which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” or “AAAm G” by S&P, respectively;

Annex C-3

provided that Cash and Cash Equivalents shall not include (i) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Investment Adviser, (ii) any security whose rating assigned by S&P includes the subscript “f,” “p,” “q,” “pi,” “r,” “t” or “sf” (iii) any security that is subject to an Offer, (iv) any other security that is an asset the payments on which are subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes or (v) any security secured by real property; provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower has received the written advice of counsel of national reputation experienced in such matters to the contrary (together with a certificate of a Responsible Officer of the Borrower to the Administrative Agent that the advice specified in this definition has been received by the Borrower), Cash Equivalents may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule.

“CCC Excess” means the excess, if any, by which the sum of the Assigned Values of all Special Situation Assets exceeds 5.0% (but not 10%) of the Aggregate Assigned Value.

“Collateral Asset” means (i) any asset (or Participation Interest therein) owned by Borrower that is or was at the time that the Borrower committed to acquire such asset, a First Lien Bank Loan or a Second Lien Bank Loan , whether or not given credit in the Borrowing Base or having a positive Advance Rate, and (ii) all Cash and Cash Equivalents owned by Borrower (excluding Excluded Amounts).

“Collateral Asset Documents” means, with respect to any Collateral Asset, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Collateral Asset.

“Collateral Asset Trigger Event” means, with respect to any Collateral Asset as determined by the Administrative Agent, (i) a breach of any financial covenant (after giving effect to any grace or cure period allowed by the terms of the Collateral Asset Documents), (ii) unless waived in writing by the Administrative Agent, a breach of any financial reporting requirement with respect to such Collateral Asset as required by the Collateral Asset Documents after giving effect to any grace or cure period thereunder or (iii) unless waived in writing by the Administrative Agent, a Material Modification of such Collateral Asset.

“Current Market Price” means, with respect to any Collateral Asset on any date of determination, the Administrative Agent’s determination of the cash proceeds that would be received from the sale on such date of determination of such Collateral Asset, to be based on data from the Pricing Source; provided that if the Borrower disputes the determination of the Current Market Price on any date, the Borrower shall have the right to submit a bona fide firm bid with respect to the relevant Collateral Asset, with a size equal to or greater than the total notional amount of the relevant Collateral Asset held in the Collateral Account on such day, such bid to be provided by an Approved Dealer or other financial institution reasonably acceptable to the Administrative Agent, and provided by the Borrower to the Administrative Agent (with a copy to the Collateral Administrator) no later than 4:00 p.m. (New York time) on the following Business Day and actionable until 5:00 p.m. (New York time) on such day. If such firm bid is provided by the Borrower, it shall be applied as the Current Market Price until the next Business Day, otherwise the Administrative Agent’s original determination will be used for that day.

Annex C-4

The Current Market Price will be expressed as a percentage of its Principal Balance, will be adjusted for or will exclude adjustment for accrued interest in accordance with market convention for the relevant asset.

“Current Market Value” means with respect to any Collateral Asset on any date of determination, the Current Market Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date determined pursuant to the Collateral Administration Agreement.

“Current Market Value Percentage” means, with respect to any Collateral Asset as of any date of determination, the amount (expressed as a percentage) equal to the Current Market Value of such Collateral Asset on such date divided by the Principal Balance of such Collateral Asset on such date. For the purpose of calculating the Current Market Value Percentage on any day, the Current Market Value Percentage on any day that is not a Business Day shall be deemed to be the Current Market Value Percentage on the immediately preceding Business Day.

“Defaulted Obligation” means any Collateral Asset owned by the Borrower, as of any date of determination:

(a) as to which there has occurred and is continuing a default with respect to the payment of interest or principal; provided that such default shall have not been cured within the earlier of (1) the applicable grace period set forth in the Collateral Assets Documents or (2) five Business Days or seven calendar days, whichever is greater, from the date of such default;

(b) as to which an Insolvency Event has occurred with respect to the obligor thereof or as to which there has been proposed or effected any distressed exchange, distressed debt restructuring or other restructuring in an insolvency proceeding where the obligor with respect to such Collateral Asset has offered the debt holders a new security or package of securities;

(c) that has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or “SD”), or in each case had such rating immediately before such rating was withdrawn and which has not been reinstated as of the date of determination;

(d) to the actual knowledge of a Responsible Officer of the Investment Adviser, is pari passu with or subordinated to other indebtedness for borrowed money owing by the issuer thereof, to the extent that (x) a payment default of the type described in clause (a) has occurred with respect to such other indebtedness or (y) such other indebtedness has any rating described in clause (c) or had such rating immediately before such rating was withdrawn and which has not been reinstated as of the date of determination;

(e) with respect to which a Responsible Officer of the Borrower or the Investment Adviser has received written notice or has actual knowledge that a default has occurred under the Collateral Asset Documents and any applicable grace period has expired such that the holders of such Collateral Asset may accelerate the repayment of such Collateral Asset but only if such default is not cured or waived in the manner provided in the Collateral Asset Documents;

Annex C-5

(f) such Collateral Asset is a Participation Interest with respect to which the selling institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest; or

(g) such Collateral Asset is a Participation Interest in a Bank Loan that would, if such Bank Loan were a Collateral Asset, constitute a “Defaulted Obligation”.

The Investment Adviser shall give the Collateral Administrator prompt written notice should it become aware that any Collateral Asset has become a Defaulted Obligation. Other than with respect to clause (a) above, until so notified, the Collateral Administrator shall not be deemed to have notice or knowledge to the contrary.

Notwithstanding the foregoing, the Investment Adviser may declare any Collateral Asset to be a Defaulted Obligation if, in the Investment Adviser’s commercially reasonable business judgment, the credit quality of the obligor of such Collateral Asset has significantly deteriorated such that there is a reasonable expectation of payment default as of the next scheduled payment date with respect to such Collateral Asset.

“Delayed Drawdown Loan” means a Collateral Asset that (a) permits the related obligor to request one or more future advances thereunder, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; provided that any such Collateral Asset will be a Delayed Drawdown Loan for so long as any future funding obligations remain in effect and only with respect to the portion which constitutes a funding obligation.

“Disqualified Foreign Loan” means any Foreign Loan with respect to which, as of any date of determination, the Borrower has not delivered to each of the Administrative Agent and the relevant obligor or administrative agent a Foreign Obligor Notice within 10 Business Days after the Administrative Agent notifies the Borrower in writing that, in its reasonable discretion, the benefit to the Lenders outweighs the burden to the Borrower of the delivery of the Foreign Obligor Notice to the relevant obligor or administrative agent.

“Distressed Exchange Offer” means an offer by the issuer of a Collateral Asset to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one of more of its outstanding debt obligations for Cash, or any combination thereof; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered a Distressed Exchange Offer.

“Eligible Collateral Asset” means any Collateral Asset (other than Cash and Cash Equivalents) determined pursuant to the Collateral Administration Agreement to satisfy the Eligibility Criteria set forth in Annex B.

Annex C-6

“First Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such Bank Loan (other than trade claims, capitalized leases or other similar obligations), (ii) is secured by a valid first priority perfected security interest or lien on specified collateral (such collateral, together with any other pledged assets, having a value (as reasonably determined by the Investment Adviser at the time of acquisition, which determination will not be questioned based on subsequent events) equal to or greater than the par amount of the Bank Loan and other pari passu debt) securing the obligor’s obligations under the Bank Loan, which security interest or lien is subject to customary liens and liens accorded priority by Law and (iii) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (iii) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties); provided that if prior to a default or liquidation with respect to such Bank Loan, such Bank Loan is entitled to receive payments pari passu with other First Lien Bank Loans of the same obligor in the same specified collateral, but following a default or liquidation becomes fully subordinated to other First Lien Bank Loans of the same obligor in the same specified collateral and is not entitled to any payments until such other First Lien Bank Loans are paid in full, such Bank Loan will be a Second Lien Bank Loan.

“Foreign Loan” means any Collateral Asset with respect to which (i) the law governing such Collateral Asset or document or instrument under which such Collateral Asset arises or is issued is not the law of a U.S. State or (ii) the jurisdiction of organization of the obligor or issuer with respect to such Collateral Asset is not a U.S. State.

“Initial Purchase Price” means, with respect to a Collateral Asset:

(a) if newly-originated at the time of purchase by the Borrower, an amount equal to (i) (x) the Principal Balance of the Collateral Asset minus (y) any upfront fees or discounts received or receivable by the Borrower as part of such purchase divided by (ii) such Principal Balance, in each case as at the time of such acquisition; or

(b) in the case of a Collateral Asset acquired in the secondary market, the purchase price expressed as a percentage of the Principal Balance of the Collateral Asset at the time of such acquisition;

in each case, expressed as a percentage and no greater than 100.0%; provided that, any Collateral Asset acquired with at a purchase price of 99% of par or greater shall be deemed to have been acquired at par.

“Initial Value” means with respect to any Collateral Asset at the time of purchase by the Borrower, the Initial Purchase Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date.

“Markit” means Markit Group, Ltd. and any successor thereto.

Annex C-7

“Material Modification” means, with respect to a Collateral Asset, any amendment or waiver of, or modification or supplement to, the terms of the Collateral Asset on or after the date such Collateral Asset was purchased by the Borrower which:

(a) (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Asset or (iii) waives or reduces the spread or coupon payable on such Collateral Asset (other than any reduction already allowed by the terms of the Collateral Asset Documents);

(b) results in the contractual or structural subordination of the Collateral Asset;

(c) substitutes, alters or releases a material portion of the assets securing the Collateral Asset;

(d) delays or extends the maturity of the Collateral Asset; or

(e) amends, waives or otherwise modifies any financial covenant so as to loosen the applicable ratio level required by the Collateral Asset Documents of the Collateral Asset (including without limitation any covenant (including relevant definitions) with respect to the Collateral Asset interest coverage ratio, Collateral Asset net senior leverage ratio or Collateral Asset total net leverage ratio), unless waived or consented to by the Administrative Agent.

“Minimum Required Equity Amount” means, as of any date of determination, the amount equal to the sum of the Current Market Values of all Eligible Collateral Assets attributable to the four obligors whose Collateral Assets have the highest Assigned Values.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised, such rating;

(b) if the preceding clause does not apply and the obligor of such Collateral Asset has a monitored corporate family rating by Moody’s, such corporate family rating; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no Moody’s Rating.

“Non-Qualifying Assets” has the meaning specified in Annex B.

Annex C-8

“Offer” means, with respect to any security or debt obligation, any offer by the issuer of such security or borrower with respect to such debt obligation or by any other Person made to all of the holders of such security or debt obligation to purchase or otherwise acquire such security or debt obligation (other than pursuant to any redemption in accordance with the terms of any related Reference Instrument or for the purpose of registering the security or debt obligation) or to exchange such security or debt obligation for any other security, debt obligation, Cash or other property.

“Performing” means, with respect to any Collateral Asset, such Collateral Asset is not a Defaulted Obligation and is not subject to any pay-in-kind or deferral of interest provision.

“Pricing Source” means Markit or another price source or method of price determination acceptable to the Administrative Agent in its discretion.

“Principal Balance” means, with respect to any Collateral Asset as of any date, the outstanding principal balance of such Collateral Asset exclusive of any unfunded amounts with respect to any Revolving Loan or Delayed Drawdown Loan.

“Required Ratings” means (a) If such obligation or security (i) has both a long term and a short term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody’s, such rating is at least equal to or higher than the current Moody’s long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) a long-term senior unsecured debt rating of at least “AA-” (not on credit watch for possible downgrade) and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “AA” (not on credit watch for possible downgrade) by S&P).

“Revolving Loan” means a Collateral Asset that specifies a maximum aggregate amount that can be borrowed by the related obligor and permits such obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Asset; provided that any such Collateral Asset shall only be a Revolving Loan until all commitments by the Borrower to make advances to the obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“S&P” means S&P Global Ratings, an S&P Global business, and any successor thereto.

Annex C-9

“S&P Industry Classification” means the industry classifications set forth below, as such industry classifications may be updated at the option of the Investment Adviser if S&P publishes revised industry classifications:

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Health Care Equipment & Supplies
1033403	Mortgage Real Estate Investment Trusts (REITs)	6030000	Health Care Providers & Services
2020000	Chemicals	9551729	Health Care Technology
2030000	Construction Materials	6110000	Biotechnology
2040000	Containers & Packaging	6120000	Pharmaceuticals
2050000	Metals & Mining	9551727	Life Sciences Tools & Services
2060000	Paper & Forest Products	7011000	Banks
3020000	Aerospace & Defense	7020000	Thrifts & Mortgage Finance
3030000	Building Products	7110000	Diversified Financial Services
3040000	Construction & Engineering	7120000	Consumer Finance
3050000	Electrical Equipment	7130000	Capital Markets
3060000	Industrial Conglomerates	7210000	Insurance
3070000	Machinery	7311000	Equity REITs
3080000	Trading Companies & Distributors	7310000	Real Estate Management & Development
3110000	Commercial Services & Supplies	8030000	IT Services
9612010	Professional Services	8040000	Software
3210000	Air Freight & Logistics	8110000	Communications Equipment
3220000	Airlines	8120000	Technology Hardware, Storage & Peripherals
3230000	Marine	8130000	Electronic Equipment, Instruments & Components
3240000	Road & Rail	8210000	Semiconductors & Semiconductor Equipment
3250000	Transportation Infrastructure	9020000	Diversified Telecommunication Services
4011000	Auto Components	9030000	Wireless Telecommunication Services
4020000	Automobiles	9520000	Electric Utilities
4110000	Household Durables	9530000	Gas Utilities
4120000	Leisure Products	9540000	Multi-Utilities
4130000	Textiles, Apparel & Luxury Goods	9550000	Water Utilities
4210000	Hotels, Restaurants & Leisure	9551702	Independent Power and Renewable Electricity Producers
9551701	Diversified Consumer Services	PF1	Project Finance: Industrial Equipment
4310000	Media	PF2	Projection Finance: Leisure and Gaming
4300001	Entertainment	PF3	Project Finance: Natural Resources and Mining
4300002	Interactive Media and Services	PF4	Project Finance: Oil and Gas
4410000	Distributors	PF5	Project Finance: Power
4420000	Internet and Direct Marketing Retail	PF6	Project Finance: Public Finance and Real Estate
4430000	Multiline Retail	PF7	Project Finance: Telecommunications
4440000	Specialty Retail	PF8	Project Finance: Transport
5020000	Food & Staples Retailing	IPF	International Public Finance
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products

Annex C-10

“S&P Rating” means, with respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating;

(b) if the preceding clause does not apply and there is a monitored S&P long-term issuer credit rating of the issuer or of a guarantor of such Collateral Asset that unconditionally and irrevocably guarantees in writing the timely payment of principal and interest on such Collateral Asset (which form of guarantee shall comply with S&P then current criteria on guarantees), such long-term issuer credit rating of the issuer or guarantor, as applicable; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no S&P Rating.

“Second Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of the Bank Loan (other than trade claims, capitalized leases or other similar obligations), other than a First Lien Bank Loan (including following a default or liquidation as provided in the definition of “First Lien Bank Loan”), (ii) is secured by a valid and perfected security interest or lien on specified collateral (such collateral, together with any other pledged assets, having a value (as reasonably determined by the Investment Adviser at the time of acquisition, which determination will not be questioned based on subsequent events) equal to or greater than the par amount of the Bank Loan and any other senior or pari passu debt) securing the obligor’s obligations under the Bank Loan, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a First Lien Bank Loan and (iii) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (iii) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties) and (iv) would not meet the requirements set forth in the proviso to the definition of First Lien Bank Loan.

Annex C-11

“Special Situation Asset” means any Collateral Asset that (A) has an S&P Rating below “B-” or, if no S&P Rating is available, a Moody’s Rating below “B3” or (B) is unrated by both of Moody’s and S&P; provided that (1) if any Collateral Asset had any such lower rating described in clause (A) before such rating was withdrawn, such Collateral Asset is a Special Situation Asset and (2) except as provided in clause (1), a Collateral Asset will not be a Special Situation Asset solely because of the absence of a rating by any one or two of Moody’s and S&P.

“Structured Finance Security” means any security that is primarily serviced by or linked to the cash flows of a pool of receivables or other financial assets, either fixed or revolving, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders, including without limitation any “synthetic CDO”, credit-linked note or similar credit-linked loan or obligation.

“Unfunded Exposure Amount” means, as of any date of determination with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, the sum of the unfunded commitments and all other standby or contingent commitments associated with such Collateral Asset as of such date. The Unfunded Exposure Amount shall not include any commitments under such Revolving Loan or Delayed Drawdown Loan that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Administrative Agent and the Collateral Administrator) with each documented reduction in commitments of the Borrower under such Revolving Loan or Delayed Drawdown Loan.

“Unfunded Exposure Equity Amount” means, as of any date of determination, with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, an amount equal to the difference of (i) the Unfunded Exposure Amount of such Collateral Asset and (ii) the product of (a) the Assigned Value Percentage of such Collateral Asset, (b) the Unfunded Exposure Amount of such Collateral Asset and (c) the Advance Rate of such Collateral Asset.

Annex C-12

ANNEX D

SPECIAL PURPOSE ENTITY REQUIREMENTS

For so long as any Obligation is outstanding (other than contingent and unasserted reimbursement and indemnification obligations), the Borrower shall:

(1)	not enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party except as otherwise contemplated by the Loan Documents;

(2)	pay all of its debts and liabilities from its assets, except as otherwise contemplated by the Loan Documents;

(3)	do or cause to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence;

(4)	maintain its own separate books and records and bank accounts;

(5)	maintain separate financial statements, except to the extent that the Borrower’s financial and operating results are consolidated with those of the Borrower Parent in consolidated financial statements;

(6)	file its own tax returns, if any, as may be required under applicable Law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under applicable Law in accordance with the terms of this Agreement;

(7)	hold itself out to the public and all other Persons as an entity separate from the Borrower Parent and any other Person (although, in connection with certain advertising and marketing, it may be identified as a subsidiary of the Borrower Parent);

(8)	correct any known misunderstanding regarding its status as a separate entity;

(9)	conduct its business in its own name (although, in connection with certain advertising and marketing, the Borrower may be identified as a subsidiary of the Borrower Parent);

(10)	not identify itself or any of its Affiliates as a division or part of the other (for the avoidance of doubt, other than by the Borrower’s inclusion in the consolidated financial statements of the Borrower Parent in accordance with clause (5) or for tax purposes);

(11)	to the extent used, maintain and utilize separate stationery, invoices and checks bearing its own name (although, in connection with certain regulatory filings, advertising and marketing, the Borrower may be identified as a subsidiary of the Borrower Parent);

Annex D-1

(12)	not commingle its assets with those of any other Person and hold all of its assets in its own name, except as contemplated by the Loan Documents;

(13)	not guarantee or become obligated for the debts of any other Person, except as contemplated by the Loan Documents;

(14)	not hold itself out as being responsible for the debts or obligations of any other Person, except as contemplated by the Loan Documents;

(15)	allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(16)	not pledge its assets to secure the obligations of any other Person, except as contemplated by the Loan Documents;

(17)	maintain adequate capital in light of its contemplated business operations;

(18)	maintain a sufficient number of employees (which could be zero) in light of its contemplated business operations and pay the salaries of its own employees from its own funds;

(19)	not own any subsidiary or any equity interest in any other entity except as permitted hereunder;

(20)	not incur any Indebtedness other than Indebtedness that is permitted under the Loan Documents;

(21)	not have any of its obligations guaranteed by an Affiliate, except as contemplated by the Loan Documents;

(22)	not engage in any business other than acquisition, sale and ownership of the Collateral Assets and not own any assets or property other than the Collateral and as expressly permitted under this Agreement;

(23)	at all times conduct its business so that any assumptions made with respect to the Borrower in the “substantive non-consolidation” opinion letter delivered in connection with the Loan Documents will continue to be true and correct; and

(24)	be and will be in compliance in all material respects with, and neither the Investment Adviser nor any of its affiliates will cause the Borrower to be in violation of its limited liability company agreement, and neither the Borrower Parent nor the Borrower shall amend, alter, change or supplement the limited liability company agreement without the prior written consent of the Administrative Agent.

Annex D-2

Annex E

PALMER SQUARE COMPETITORS

[PROVIDED SEPARATELY]

Annex E-1